EXHIBIT 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NUANCE COMMUNICATIONS, INC.
VANHALEN ACQUISITION CORPORATION
VANHALEN ACQUISITION LLC
VIECORE, INC.
U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent
AND
SHAREHOLDER REPRESENTATIVE,
Dated as of October 21, 2007

EXECUTION VERSION

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TABLE OF CONTENTS
(Continued)

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TABLE OF CONTENTS
(Continued)

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Voting Agreement

Exhibit B-1	Form of Employee Proprietary Information, Inventions and Non-Competition Agreement (Chief Executive Officer)

Exhibit B-2	Form of Employee Proprietary Information, Inventions and Non-Competition Agreement (non-Key Employees)

Exhibit B-3	Form of Employee Proprietary Information, Inventions and Non-Competition Agreement (Key Employees)

Exhibit C-1	Form of Certificate of Merger

Exhibit C-2	Form of Delaware Second Step Certificate of Merger

Exhibit C-3	Form of New Jersey Second Step Certificate of Merger

Exhibit D	Form of Legal Opinion

Exhibit E	Description of Escrow Agent’s Insured Money Market Account

Exhibit F	Customer Identification Program Notice

Schedule	Description
Schedule A	Major Shareholders

Schedule 1.6(lviii)	Principal Shareholders
The Company’s Disclosure Schedule

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     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of October 21, 2007 by and among Nuance Communications, Inc., a Delaware corporation (“Parent”), Vanhalen Acquisition Corporation, a New Jersey corporation and a wholly-owned subsidiary of Parent (“Sub I”), Vanhalen LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Sub II,” and with Sub I, the “Subs”), Viecore, Inc., a New Jersey corporation (the "Company”), U.S. Bank National Association, to act as escrow agent hereunder, and as a party to this Agreement solely with respect to Article VII herein (the “Escrow Agent”) and Thoma Cressey Bravo, Inc. (“TCB”), who will serve as the representative of the Company’s Shareholders (as defined in Section 1.6 hereof), and is referred to herein from time to time as the “Shareholder Representative.”
RECITALS
     A. The Boards of Directors of each of Parent, Sub I and the Company believe it is in the best interests of each company and its respective stockholders/shareholders that Parent acquire the Company through the statutory merger of Sub I with and into the Company (the “First Step Merger”) and, in furtherance thereof, have approved the First Step Merger.
     B. Following the First Step Merger, Parent shall cause the Company to merge with and into Sub II (the “Second Step Merger” and, taken together with the First Step Merger, the “Integrated Merger” or the “Merger”). The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §§1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.
     C. Pursuant to the First Step Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.
     D. A portion of the consideration payable in connection with the First Step Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.
     E. The Company, on the one hand, and Parent and the Subs, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Integrated Merger.
     F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and the Subs to enter into this Agreement, (i) the Major Shareholders of the Company (as defined in Schedule A) are entering into Voting Agreements, in substantially the form attached hereto as Exhibit A (the “Voting Agreements”), with Parent, pursuant to which such shareholders have irrevocably agreed to vote in favor of the Integrated Merger and the transactions contemplated thereby and to other matters set forth therein, and (ii) the Chief Executive Officer of the Company has entered into an offer letter and an Employee Proprietary Information, Inventions and Non-Competition Agreement, each in substantially the form attached hereto as Exhibit B-1, with Parent or the Final Surviving Entity, as determined by Parent.
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Integrated Merger.  At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Business Corporation Act of New Jersey (“New Jersey Law”), including Section 14A:10-1 of New Jersey Law, Sub I shall be merged with and into the Company, the separate corporate existence of Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the First Step Merger is hereinafter referred to as the “Interim Surviving Corporation.” As soon as practicable after the Effective Time, but in any event within three (3) Business Days after the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of New Jersey Law and The Delaware Limited Liability Company Act (the “LLC Act”), the Interim Surviving Corporation shall be merged with and into Sub II, the separate corporate existence of the Interim Surviving Corporation shall cease, and Sub II shall continue as the surviving entity and as a wholly-owned subsidiary of Parent. The surviving entity after the Second Step Merger is hereinafter referred to as the “Final Surviving Entity.”
     1.2 Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the First Step Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1301 Avenue of the Americas, 40th Floor, New York, New York, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the First Step Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit C-1, with the Department of Treasury, Division of Revenue of the State of New Jersey (the “Certificate of Merger”), in accordance with the applicable provisions of New Jersey Law (the time of the acceptance of such filing by the Department of Treasury, Division of Revenue of the State of New Jersey shall be referred to herein as the “Effective Time”). As soon as practicable after the Effective Time, but in any event within three (3) Business Days after the Effective Time, Parent shall cause the Second Step Merger to be consummated by filing (i) a Certificate of Merger in substantially the form attached hereto as Exhibit C-2 with the Secretary of State of the State of Delaware (the “Delaware Second Step Certificate of Merger”), and (ii) a Certificate of Merger in substantially the form attached hereto as Exhibit C-3 with the Department of Treasury, Division of Revenue of the State of New Jersey (the “New Jersey Second Step Certificate of Merger”), each in accordance with the applicable provisions of New Jersey Law and the LLC Act.
     1.3 Effect of the First Step Merger and the Second Step Merger.  At the Effective Time, the effect of the First Step Merger shall be as provided in the applicable provisions of New Jersey Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub I shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Sub I shall become the debts, liabilities and duties of the Interim Surviving Corporation. At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of New Jersey Law and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Sub II as the surviving entity in the Second Step Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Sub II as the surviving entity in the Second Step Merger.
     1.4 Formation Documents.
          (a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub I as in effect immediately prior to the Effective Time, until thereafter amended in accordance with New Jersey Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Interim Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Vanhalen Acquisition, Inc.”
          (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub I, as in effect immediately prior to the Effective Time, shall be the bylaws of the Interim Surviving Corporation at the Effective Time until thereafter amended in accordance with New Jersey Law and as provided in the certificate of incorporation of the Interim Surviving Corporation and such bylaws.
          (c) Unless otherwise determined by Parent prior to the Effective Time, the certificate of formation of Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation of the Final Surviving Entity in the Second Step Merger until thereafter amended in accordance with the LLC Act and as provided in such certificate of formation; provided, however, that at the effective time of the Second Step Merger, Article I of such certificate of formation shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is Viecore, LLC.”
          (d) Unless otherwise determined by Parent prior to the Effective Time, the Limited Liability Company Agreement of Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the Limited Liability Company Agreement of the Final Surviving Entity, until thereafter amended in accordance with the LLC Act and as provided in such Limited Liability Company Agreement; provided, however, that at the Effective Time, such Limited Liability Company Agreement shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is Viecore, LLC.”
     1.5 Management.
          (a) Directors/Managers of Company. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub I immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation immediately after the Effective Time and the managers of the Final Surviving Entity immediately after the effective time of the Second Step Merger, each to hold the office of a director/manager of the Interim Surviving Corporation and the Final Surviving Entity, respectively, in accordance with the provisions of New Jersey Law and the certificate of incorporation and bylaws of the Interim Surviving Corporation and the LLC Act and the Certificate of Formation of the Final Surviving Entity until their successors are duly elected and qualified.
          (b) Officers of Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub I immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation immediately after the Effective Time and the officers of the Final Surviving Entity after the effective time of the Second Step Merger, each to hold office in accordance with the provisions of the bylaws of the Interim Surviving Corporation and the Limited Liability Company Agreement of the Final Surviving Entity.
     1.6 Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Accredited Value Per Share” shall mean (A) the number of shares (or fraction of a share) of Parent Common Stock received by an Accredited Shareholder in exchange for one share of Company Common Stock pursuant to Section 1.7(a)(ii) hereof but excluding any shares constituting the Equity Holdback Parent Amount and the Parent Escrow Equity Holdback Amount (calculated as if, in all events, the Registration Time Sale is elected) in respect of such share of Company Common Stock, multiplied by (B) the Registration Price.
               (ii) “Action” shall mean any action, suit, arbitration, order, injunction, or proceeding of any nature.

               (iii) “Additional Common Stock” shall mean the additional Company Common Stock deemed issued immediately prior to the Effective Time to holders of Class A Preferred Stock pursuant to Section 1.7(e) hereof.
               (iv) “Affiliate” shall mean, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
               (v) “Aggregate Exercise Value” shall mean the aggregate amount necessary to exercise all Company In the Money Options.
               (vi) “Aggregate Liquidation Value” shall mean the Class A Liquidation Value, plus the Class B Liquidation Value.
               (vii) “Bonus Payment” shall mean an aggregate of $7,500,000 payable immediately prior to the Closing to Continuing Employees set forth on a schedule prepared by the Company after consultation with Parent.
               (viii) “Business Day[s]” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.
               (ix) “Cash Consideration” shall mean $9,500,000, less the amount of Third Party Expenses set forth on the Statement of Expenses.
               (x) “Cash Holdback” shall mean the amount of cash that the Accredited Shareholders would be entitled to receive in exchange for the shares of Company Common Stock held by such Accredited Shareholders at the Effective Time pursuant to Section 1.7(a) hereof.
               (xi) “Charter Amendment” shall have the meaning set forth in Section 5.18 hereof.
               (xii) “Class A Aggregate Liquidation Value” shall mean the Class A Liquidation Value payable on each share of Class A Preferred Stock, multiplied by the number of shares of Class A Preferred Stock outstanding immediately prior to the Effective Time.
               (xiii) “Class A Liquidation Value” shall mean the Liquidation Value per share of the Class A Preferred Stock as provided in the Company Charter in effect immediately prior to the Effective Time.
               (xiv) “Class A Preferred Stock” shall mean shares of Class A Preferred Stock, par value $1,000.00 per share, of the Company.

               (xv) “Class B Aggregate Liquidation Value” shall mean the Class B Liquidation Value, payable on each share of Class B Preferred Stock, multiplied by the number of shares of Class B Preferred Stock outstanding immediately prior to the Effective Time.
               (xvi) “Class B Liquidation Value” shall mean the Liquidation Value per share of the Class B Preferred Stock as provided in the Company Charter in effect immediately prior to the Effective Time.
               (xvii) “Class B Preferred Stock” shall mean shares of Class B Preferred Stock, par value $0.001 per share, of the Company.
               (xviii) “Common Aggregate Value” shall mean the Merger Consideration, less the Aggregate Liquidation Value (if such difference results in a negative number, such result shall be deemed to be $0).
               (xix) “Common Value Per Share” shall mean (1) the Common Aggregate Value, plus the Aggregate Exercise Value, divided by (2) the Company Common Stock Deemed Outstanding.
               (xx) “Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.
               (xxi) “Company Charter” shall mean the Company’s Amended and Restated Certificate of Incorporation as in effect at the Effective Time.
               (xxii) “Company Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Company.
               (xxiii) “Company Common Stock Deemed Outstanding” shall mean the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including the shares of (1) Additional Common Stock deemed issued immediately prior to the Effective Time to holders of Class A Preferred Stock pursuant to Section 1.7(e) hereof, and (2) Common Stock underlying the Company In the Money Options.
               (xxiv) “Company In the Money Option” shall mean a Company Vested Option, which, if exercised prior to (or upon) the Effective Time, would have an exercise price per share less than the Common Value Per Share, calculated iteratively, and assuming each Company Option with the same exercise price is exercised simultaneously.
               (xxv) “Company Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), financial condition, results of operations or capitalization of the Company and Company Subsidiaries, taken as a whole; provided, however, that the term Company Material Adverse Effect shall not include (i)

any change, event or effect relating to the industry or markets in which the Company and the Company Subsidiaries operate, (ii) any adverse change that results from economic, regulatory, political conditions generally or acts of terrorism or war (other in the case of (i) or (ii) than those that have had a materially disproportionate adverse affect relative to other industry participants on the Company and the Company Subsidiaries taken as a whole), (iii) any changes, events or circumstances, conditions or effects resulting from the announcement or pendency of this Agreement including actions of competitors or any delays or cancellations for services or losses of employees or customers, (iv) any changes in GAAP or Laws or the interpretation thereof, (v) any changes resulting from the payment of the Bonus Payment, (vi) any failure, in and of itself, by the Company to meet any forecast or projection or (vi) any action taken pursuant to the specific terms of this Agreement or at the written request of Parent or either Sub.
               (xxvi) “Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity, each of whom are listed on Section 2.2(b) of the Disclosure Schedule.
               (xxvii) “Company Preferred Stock” shall mean shares of Class A Preferred Stock and Class B Preferred Stock.
               (xxviii) “Company Subsidiary” shall mean each of (1) Viecore Federal Systems Division, Inc., a Delaware corporation, (2) Viecore Acquisition, L.L.C., a Delaware Limited Liability Company, (3) Viecore Pty Limited.
               (xxix) “Company Vested Options” shall mean all Company Options that are vested (and have not been exercised) immediately prior to the Effective Time.
               (xxx) “Contingent Additional Cash Consideration” shall mean an amount of cash equal to (1) $61,500,000, less (2) the Equity Consideration multiplied by the Registration Price (if such difference results in a negative number, such result shall be deemed to be $0).
               (xxxi) “Contingent Cash Consideration” shall mean an amount of cash equal to (1) one (1) less the Escrow Shares Percentage, multiplied by the Contingent Additional Cash Consideration, if any, plus (2) the lesser of (A) the Equity Consideration Net Value, less the Registration Consideration Value (if such difference results in a negative number, such result shall be deemed to be $0), and (B) $13,582,500.
               (xxxii) “Contingent Cash Escrow Amount” shall mean:
                    (1) With respect to a Registration Time Sale, an amount of cash equal to the (A) lesser of (x) the Escrow Amount, less the Registration Escrow Value (if such difference results in a negative number, such result shall be deemed to be $0), and (y) $1,792,500, plus (B) an amount of cash equal to the Escrow Shares Percentage, multiplied by the Contingent Additional Cash Consideration; or

                    (2) With respect to a Survival Date Sale, an amount of cash equal to the Remaining Escrow Percentage, multiplied by the lesser of (A) the Escrow Amount, less the Survival Escrow Value (if such difference results in a negative number, such result shall be deemed to be $0), and (B) $1,792,500.
               (xxxiii) “Contract” shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, hypothec, indenture, option (other than Company Options), warranty (other than a warranty within a Contract), purchase order, license, sublicense, benefit plan, obligation, power of attorney or other agreement, permit, concession, franchise, commitment, or undertaking of any nature.
               (xxxiv) “Environmental Laws” means all Laws relating to pollution or protection of the environment or exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements.
               (xxxv) “Equity Consideration” shall mean a number of shares of Parent Common Stock equal to (1) the Equity Consideration Value, divided by (2) the Signing Price, and rounded down to the nearest whole share.
               (xxxvi) “Equity Consideration Net Value” shall mean $90,550,000.
               (xxxvii) “Equity Consideration Value” shall mean $102,500,000.
               (xxxviii) “Equity Holdback” shall mean the number of shares of Parent Common Stock equal to (1) $6,791,250, divided by (2) the Signing Price.
               (xxxix) “Equity Holdback Company Amount” shall mean the number of shares of Parent Common Stock equal to the Equity Holdback, less the Equity Holdback Parent Amount.
               (xl) “Equity Holdback Parent Amount” shall mean the number of shares of Parent Common Stock equal to (1) the lesser of (A) the Registration Consideration Value, less the Equity Consideration Net Value (if such difference results in a negative number, such result shall be deemed to be $0), and (B) $6,791,250, divided by (2) the Registration Price.
               (xli) “Escrow Amount” shall mean $11,950,000.
               (xlii) “Escrow Shares” shall mean the Escrow Amount, divided by the Signing Price.

               (xliii) “Escrow Shares Percentage” shall mean the Escrow Shares, divided by the Equity Consideration.
               (xliv) “GAAP” shall mean United States generally accepted accounting principles consistently applied.
               (xlv) “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.
               (xlvi) “Knowledge” or “Known” or words of similar import shall mean, with respect to the Company or the Company Subsidiaries, the knowledge of Thomas J. Chisholm, Thomas F. Brown IV, Michelle L. Giambalvo, Scott Ferguson, Tony Lorenzen and Jack Gumbert.
               (xlvii) “Laws” shall mean any national, federal, state, local or foreign law, rule, regulation, statute, ordinance, order, judgment, decree, permit, license, or other governmental restriction or requirement of any kind.
               (xlviii) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort other than (i) statutory liens for Taxes (as defined herein) not yet due or that remain payable without penalty; (ii) Liens for Taxes being contested in good faith by proper proceedings and for which the Company has established and maintained adequate reserves in accordance with GAAP, and (iii) Liens immaterial in nature and amount.
               (xlix) “Merger Consideration” shall mean the Cash Consideration plus the Equity Consideration Value.
               (l) “Optionholder” shall mean any person holding Company Options.
               (li) “Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.
               (lii) “Parent Cure Notice” shall have the meaning set forth in Section 8.2 hereof.
               (liii) “Parent Escrow Equity Holdback Amount” shall mean:
                    (1) with respect to a Registration Time Sale, a number of shares of Parent Common Stock equal to (A) the lesser of (x) the Registration Escrow Value, less the Escrow Amount (if such difference results in a negative number, such result shall be deemed to be $0), and (y) $896,250, divided by (B) the Registration Price; or
                    (2) with respect to a Survival Date Sale, a number of shares of Parent Common Stock equal to the Remaining Escrow Percentage multiplied by (A) the lesser of

(x) the Survival Escrow Value less the Escrow Amount (if such difference results in a negative number, such result shall be deemed to be $0), and (y) $896,250, divided by (B) the Survival Price.
               (liv) “Parent Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets (whether tangible or intangible), financial condition, results of operations or capitalization of Parent and any subsidiaries, taken as a whole; provided, however, that the term Parent Material Adverse Effect shall not include (i) any change, event or effect relating to the industry or markets in which the Parent and any of its subsidiaries operate, (ii) any adverse change that results from economic, regulatory, political conditions generally or acts of terrorism or war (other in the case of (i) or (ii) than those that have had a materially disproportionate adverse affect relative to other industry participants on the Parent and any of its subsidiaries taken as a whole), (iii) any changes, events or circumstances, conditions or effects resulting from the announcement or pendency of this Agreement including actions of competitors or any delays or cancellations for services or losses of employees or customers, (iv) any changes in GAAP or Laws or the interpretation thereof, (v) any action taken pursuant to the specific terms of this Agreement or at the written request of the Company or the Shareholder Representative, or (vi) any decrease in either the trading volume or trading prices of the Parent Common Stock, in and of itself.
               (lv) “Parent Restricted Stock Units” shall mean an award of restricted stock units of Parent having a vesting schedule in accordance with Parent’s customary practices.
               (lvi) “person” shall mean shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity (as defined in Section 2.6 hereof).
               (lvii) “Plan” shall mean the Company’s 2000 Equity Incentive Plan.
               (lviii) “Principal Shareholders” shall mean the Shareholders listed on Schedule 1.6(lviii) hereto and who are also sometimes referred to herein as “Accredited Shareholders”.
               (lix) “Pro Rata Portion” shall mean for each Principal Shareholder, an amount of Parent Common Stock equal to the Escrow Shares, multiplied by the proportion that the consideration paid to such Principal Shareholder under Section 1.7(a)(ii)(2) hereof bears to the total consideration paid to all Principal Shareholders under Section 1.7(a)(ii)(2) hereof.
               (lx) “Registration Consideration Value” shall mean (1) the Equity Consideration less the Escrow Shares, multiplied by (2) the Registration Price.
               (lxi) “Registration Date” shall mean the date on which the Registration Time occurs.

               (lxii) “Registration Escrow Value” shall mean (1) the Escrow Shares, multiplied by (2) the Registration Price.
               (lxiii) “Registration Price” shall mean the volume weighted average price of the Parent Common Stock on the Registration Date.
               (lxiv) “Registration Time” shall mean the time on which the SEC declares the Shareholder Registration Statement to be, or the Shareholder Registration Statement shall automatically become, effective, subject to Section 9.2 hereof.
               (lxv) “Related Agreements” shall mean the Certificate of Merger, the Second Step New Jersey Certificate of Merger, the Second Step Delaware Certificate of Merger, the Voting Agreements and the Employee Proprietary Information, Inventions and Non-Competition Agreements.
               (lxvi) “Remaining Escrow Percentage” shall mean, as of the Survival Date, the number of shares held in the Escrow Fund, divided by the Escrow Shares.
               (lxvii) “SAS-100” shall mean Statement of Auditing Standards No. 100.
               (lxviii) “SEC” shall mean the United States Securities and Exchange Commission.
               (lxix) “Securities Act” shall mean the Securities Act of 1933, as amended.
               (lxx) “Shareholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time each of whom is listed on Section 2.2(a) of the Disclosure Schedule, as updated pursuant to Section 5.16 hereof.
               (lxxi) “Signing Price” shall mean $20.43 (reflecting the average of the reported closing price of the Parent Common Stock for the five (5) Business Days prior to the date of this Agreement).
               (lxxii) “Statement of Expenses” shall have the meaning set forth in Section 5.4 hereof.
               (lxxiii) “Subsidiary” shall mean any corporation more than fifty percent (50%) of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be.
               (lxxiv) “Survival Escrow Value” shall mean (1) the Escrow Shares, multiplied by (2) the Survival Price.

               (lxxv) “Survival Price” shall mean the average of the reported closing price per share of the Parent Common Stock for the five (5) Business Days prior to the Survival Date.
               (lxxvi) “Third Party Expenses” shall have the meaning set forth in Section 5.4 hereof.
               (lxxvii) “Unaccredited Shareholder” shall mean any Shareholder other than the Principal Shareholders.
     1.7 Effect of First Step Merger on the Capital Stock of the Constituent Corporations.
          (a) Effect on Capital Stock; Form of Payment of Consideration.
               (i) Effect on Capital Stock. At the Effective Time, by virtue of the First Step Merger and without any action on the part of Sub I, the Company or the holders of shares of the Company Capital Stock, each outstanding share of Company Capital Stock, (including any Additional Common Stock deemed issued pursuant to Section 1.7(e) hereof) (excluding, for the avoidance of doubt, unexercised Company Options) issued and outstanding immediately prior to the Effective Time (and subject to the escrow provisions contained herein), upon the terms and subject to the conditions set forth in this Section 1.7 (including the escrow and holdback provisions of Section 1.7(b) hereof) and throughout this Agreement, upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.9 hereof, will be cancelled and extinguished and be converted automatically into the amounts set forth below:
                    (1) Each outstanding share of Class B Preferred Stock will be converted automatically into the right to receive the Class B Liquidation Value.
                    (2) Each outstanding share of Class A Preferred Stock (excluding the shares of Additional Common Stock deemed issued pursuant to Section 1.7(e) hereof) will be converted automatically into the right to receive the Class A Liquidation Value.
                    (3) Each outstanding share of Company Common Stock (including any shares of Additional Common Stock deemed issued pursuant to Section 1.7(e) hereof) will be converted automatically into the right to receive the Common Value Per Share.
               (ii) Form of Payment of Consideration. Payment of the amounts set forth in Section 1.7(a)(i) hereof shall be effectuated as follows:
                    (1) Each Unaccredited Shareholder (excluding for the avoidance of doubt the In the Money Optionholders) shall receive the amounts to which such Unaccredited Shareholder is entitled pursuant to Section 1.7(a)(i) hereof solely in cash (the aggregate of such amount, the “Aggregate Unaccredited Cash Consideration,” and the difference between the Cash Consideration and the sum of the Aggregate Unaccredited Cash Consideration and the Option Merger Consideration, the “Cash Consideration Balance”).

                    (2) The Equity Consideration and the Cash Consideration Balance shall be distributed to each Shareholder other than the Unaccredited Shareholders (the “Accredited Shareholders”) in satisfaction of the amounts to which each Accredited Shareholder is entitled under Section 1.7(a)(i) hereof. The amount of Equity Consideration and Cash Consideration Balance that each Accredited Shareholder shall receive shall be in the same proportion that the dollar value to which such Accredited Shareholder is entitled under Section 1.7(a)(i) hereof (assuming for this purpose, each share of Parent Common Stock has a value equal to the Signing Price) bears to the total dollar value to which all Accredited Shareholders are entitled under Section 1.7(a)(i) hereof (assuming for this purpose, each share of Parent Common Stock has a value equal to the Signing Price). In no event, for purposes of this Section, however, will an Accredited Shareholder receive consideration in excess of the amount to which such Accredited Shareholder is entitled under Section 1.7(a)(i) hereof (assuming for this purpose, each share of Parent Common Stock has a value equal to the Signing Price).
                    (3) In accordance with the Charter Amendment that will take effect prior to the Effective Time, the value of any share of Parent Common Stock received pursuant to Section 1.7(a) hereof shall be deemed to equal the Signing Price for purposes of determining whether the liquidation preferences for the Class A Preferred Stock and Class B Preferred Stock have been satisfied.
               (b) Reduction for Escrow Amount, Equity Holdback, and Cash Holdback.
                    (i) Reduction for Escrow Amount. Each distribution made to a Principal Shareholder pursuant to Section 1.7(a) hereof shall be reduced by such Principal Shareholder’s Pro Rata Portion, and such Principal Shareholder’s Pro Rata Portion shall be deposited in the Escrow Fund as provided herein.
                    (ii) Reduction for Equity Holdback. Each distribution of Parent Common Stock required to be made to an Accredited Shareholder pursuant to Section 1.7(a) hereof shall initially be reduced by an amount of shares equal to the proportion that the number of shares of Parent Common Stock to which such Accredited Shareholder is entitled under Section 1.7(a)(i) hereof bears to the total number of shares of Parent Common Stock to which all Accredited Shareholders are entitled under Section 1.7(a)(i) hereof (without regard to the Escrow Shares), multiplied by the Equity Holdback (the “Equity Holdback Shares”). The Equity Holdback shall be held in trust by Parent until the Registration Time, at which time the Accredited Shareholders shall automatically be entitled to receive all, none or a portion of the Equity Holdback in accordance with Section 1.7(c)(ii) hereof.
                    (iii) Reduction for Cash Holdback. Each distribution of cash required to be made to an Accredited Shareholder with respect to the shares of Company Common Stock held by such Accredited Shareholder prior to the Effective Time pursuant to Section 1.7(a) hereof shall initially be withheld and in the aggregate shall constitute the Cash Holdback. The Cash Holdback shall be held in trust by Parent until the Registration Time, at which time such Accredited

Shareholders shall automatically be entitled to receive all, none or a portion of the Cash Holdback in accordance with Section 1.7(c)(iii) hereof.
          (c) Subsequent Adjustment.
               (i) Contingent Cash Consideration. At the Registration Time, if the Equity Consideration Net Value is greater than or equal to the Registration Consideration Value, each Shareholder entitled to receive Parent Common Stock pursuant to Section 1.7(a) hereof at the Closing, shall automatically be entitled to receive, and shall receive, as soon as reasonably practicable (1) such Shareholder’s share, if any, of the Equity Holdback previously reduced from such holder’s payment at the Closing pursuant to Section 1.7(b)(ii) hereof, and (2) a portion of the Contingent Cash Consideration, equal to: (A) the Contingent Cash Consideration, multiplied by (B) a fraction, (x) the numerator of which is the number of shares of Parent Common Stock such Shareholder is entitled to receive pursuant to Section 1.7(a) hereof (including any Equity Holdback, but excluding any shares of Parent Common Stock placed in the Escrow Fund on such Shareholder’s behalf) and (y) the denominator of which is the total shares of Parent Common Stock that all the Shareholders are entitled as of the Closing to receive pursuant to Section 1.7(a) hereof in the Merger (including the Equity Holdback but excluding any shares of Parent Common Stock placed in the Escrow Fund).
               (ii) Equity Holdback. At the Registration Time, if the Equity Consideration Net Value is less than the Registration Consideration Value, (1) Parent shall permanently retain, and no Shareholder shall have further rights whatsoever to, the Equity Holdback Parent Amount, if any, and (2) each Accredited Shareholder, shall automatically be entitled to receive and shall receive, as soon as reasonably practicable the proportion of the Equity Holdback Company Amount, if any, as equal to the portion of the Equity Holdback withheld on behalf of such Shareholder pursuant to Section 1.7(b)(ii) hereof.
               (iii) Cash Holdback. At the Registration Time, if the Equity Consideration multiplied by the Registration Price is less than or equal to $110,187,500, the Cash Holdback shall be distributed as soon as reasonably practicable after the Registration Date to the Accredited Shareholders that contributed to the Cash Holdback in the same amounts in which the contributions to the Cash Holdback initially were made pursuant to Section 1.7(b)(iii) hereof. At the Registration Time, if the Equity Consideration multiplied by the Registration Price exceeds $110,187,500:
                    (1) (x) and the Accredited Value Per Share is greater than the Common Value Per Share, each Unaccredited Shareholder and each In the Money Optionholder holding Company Common Stock Deemed Outstanding as of the Effective Time shall be entitled to the right to receive and, shall receive as promptly as practicable but in any event no later than three (3) Business Days after such date (in addition to the Common Value Per Share or Option Merger Consideration, as applicable), in respect of each share of Company Common Stock Deemed Outstanding as of the Effective Time held by such Unaccredited Shareholder and such In the

Money Optionholder, a portion of the Cash Holdback equal to (A) the Accredited Value Per Share, less (B) the Common Value Per Share.
                         (y) and the Accredited Value Per Share is less than the Common Value Per Share, each Accredited Shareholder holding Company Common Stock Deemed Outstanding as of the Effective Time shall be entitled to the right to receive, and shall receive as promptly as practicable but in any event no later than three (3) Business Days after such date, in respect of each share of Company Common Stock Deemed Outstanding as of the Effective Time held by such Accredited Shareholder, a portion of the Cash Holdback equal to (A) Common Value Per Share, less (B) the Accredited Value Per Share.
                    (2) After payment to the Unaccredited Shareholders and the In the Money Optionholders pursuant to Section 1.7(c)(iii)(1)(x) hereof or after payment to the Accredited Shareholders holding Company Common Stock pursuant to Section 1.7(c)(iii)(1)(y), the amount of cash remaining in the Cash Holdback (the “Cash Holdback Balance”) shall be allocated such that each holder of Company Common Stock Deemed Outstanding as of the Effective Time becomes entitled to the right to receive on or following the Registration Time, in respect of each share of Company Common Stock Deemed Outstanding as of the Effective Time held by each such Shareholder, an amount of cash equal to: (A) the Cash Holdback Balance, divided by (B) the Company Common Stock Deemed Outstanding.
               (iv) Issuance of Parent Common Stock. In the event Parent Common Stock is to be distributed pursuant to this Section 1.7(c), Parent shall cause its Transfer Agent to issue such Common Stock in accordance with this Section 1.7(c) as promptly as practicable.
          (d) Treatment of Company Options.
               (i) No Company Option shall be assumed by Parent, and each outstanding Company Option shall be canceled or terminated at the Effective Time (without regard to the exercise price thereof).
               (ii) Immediately prior to the Effective Time, and conditioned on the consummation of the Merger, each Company Option shall be cancelled and each holder of a Company In the Money Option shall automatically (without any further action required of such holder) be entitled to a cash payment equal to the product of (1) the number of shares of Company Common Stock underlying all Company In the Money Options held by such holder immediately prior to the Effective Time, multiplied by (2) the Common Value Per Share, and minus (3) the aggregate amount necessary to exercise all of the Company In the Money Options held by such holder (the “Option Merger Consideration”). At the same time the Company distributes the Notice Materials pursuant to Section 5.1(a) hereof, the Company shall provide to each holder of any Company In the Money Option an informational notice describing the treatment of Company Options pursuant to this Section 1.7. Parent shall make the cash payment required pursuant to the foregoing provisions of this Section 1.7(d)(ii) to each holder of Company In the Money Options as promptly as reasonably practicable after the Closing. The payment of the Option Merger

Consideration to a Company Optionholder shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Optionholder.
               (iii) Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall have taken all actions necessary to effect the transactions anticipated by this Section 1.7(d) under the Plan, all Company Option agreements, and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices (the “Optionholder Notices”) and obtaining any required consents necessary to effectuate the provisions of this Agreement.
          (e) Deemed Issue of Additional Common Stock. Immediately prior to the Effective Time and in lieu of the actual issuance of such shares upon redemption of the Class A Preferred Stock in accordance with the Company Charter, 56.1165 shares of Common Stock shall be deemed to have been issued with respect to each share of Class A Preferred Stock that is outstanding immediately prior to the Effective Time (the “Additional Common Stock”). Upon the deemed issuance of the Additional Common Stock, such shares of Additional Common Stock outstanding immediately prior to the Effective Time shall be considered outstanding Company Common Stock immediately prior to the Effective Time.
          (f) No Fractional Shares. No fraction of a share of Parent Common Stock will be issued pursuant to the Merger, but in lieu thereof, each Shareholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such Shareholder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Signing Price. Notwithstanding anything in this Section 1.7 to the contrary, in no event shall Parent be obligated to distribute in the aggregate shares of Parent Common Stock in excess of the Equity Consideration or, subject to Section 1.7(c) of this Agreement, cash in excess of the Cash Consideration.
          (g) Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, the Company, the Subs, the Escrow Agent, and the Exchange and Paying Agent (as defined in Section 1.9(a) hereof) shall have the right to deduct and withhold Taxes (as defined in Section 2.10(a) hereof) from any payments to be made hereunder if such withholding is required by law and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Shareholders and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Shareholder or other recipient of payments in respect of which such deduction and withholding was made.
          (h) Capital Stock of Subs. Each share of Common Stock of Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Interim Surviving

Corporation. Each stock certificate of Sub I evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Interim Surviving Corporation. Each share of Common Stock of the Interim Surviving Corporation issued and outstanding immediately after the Effective Time shall be converted into and exchanged for the applicable corresponding interest of the Final Surviving Entity. Each stock certificate of the Interim Surviving Corporation evidencing ownership of any such shares shall continue to evidence the applicable corresponding interest in the Final Surviving Entity.
     1.8 Dissenting Shares.(a)   No holder of Company Capital Stock or Company Options shall be entitled to any dissenters’, appraisal or similar rights under New Jersey Law or otherwise in connection with the merger.
     1.9 Surrender of Certificates.
          (a) Exchange and Paying Agent. Parent, or an institution selected by Parent, shall serve as the exchange and paying agent (Parent in such capacity, or such institution, the “Exchange and Paying Agent”) for the Merger.
          (b) Parent to Provide Cash and Parent Common Stock. Subject to the provisions of Section 7.3 hereof relating to escrow arrangements, as promptly as practicable after the Effective Time but in no event later than the earlier to occur of six (6) days after the Effective Time and the Registration Date, Parent shall make available to the Exchange and Paying Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable and the cash payable at the Effective Time pursuant to Section 1.7 hereof in exchange for outstanding shares of Company Capital Stock; provided, however, Parent shall deposit into the Escrow Fund (as defined in Section 7.3(a) hereof), out of the aggregate number of shares of Parent Common Stock otherwise deliverable to the Principal Shareholders pursuant to Section 1.7 hereof, each Principal Shareholder’s Pro Rata Portion, contributed with respect to each Principal Shareholder in accordance with Section 1.7(b) hereof, and shall retain and hold in trust on behalf of each Accredited Shareholder, the Equity Holdback in accordance with Section 1.7(c)(ii) hereof and the Cash Holdback in accordance with Section 1.7(c)(iii) hereof.
          (c) Exchange Procedures.
               (i) Not less than ten (10) days prior to the Closing Date, Parent shall or shall cause the Exchange and Paying Agent to make available a form of letter of transmittal reasonably acceptable to the Company and instructions for use in effecting the surrender of Company Stock Certificates (as defined below). Within two (2) days of receipt of the letter of transmittal, the Company shall mail the letter of transmittal to each Shareholder at the address set forth opposite each such Shareholder’s name on Section 2.2(a) of the Disclosure Schedule. After receipt of such letter of transmittal, the Shareholders, on or after the Closing, will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange and Paying Agent for cancellation together with a duly completed and validly executed letter of transmittal. Upon surrender of a Company Stock Certificate for cancellation to the Exchange and Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.9(e) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange and Paying Agent in exchange therefor, the cash amounts and Parent Common Stock to which such holder is entitled pursuant to Section 1.7 hereof (less the Parent Common Stock to be deposited into the Escrow Fund with respect to the Principal Shareholders and the Equity Holdback and Cash Holdback to be held with respect to each Accredited Shareholder), and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the cash amounts payable and Parent Common Stock issuable in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto. Notwithstanding the foregoing, (i) each Shareholder that delivers its duly executed letter of transmittal and such other documents as may reasonably be requested to the Exchange and Paying Agent at least three (3) Business Days prior to the Closing Date shall be paid all cash amounts owed to such Shareholder pursuant to Section 1.7 on the Closing Date; and (ii) each Shareholder that delivers its duly executed letter of transmittal and such other documents as may reasonable be requested to the Exchange and Paying Agent after the Closing shall be paid all cash amounts owed to such Shareholder pursuant to Section 1.7 as promptly as practicable after such delivery.
               (ii) Any holder of Class A Preferred Stock who is deemed to have received Additional Common Stock pursuant to Section 1.7(e) hereof shall be deemed to have submitted Company Stock Certificates representing the Additional Common Stock for the purposes of Section 1.9(c)(i) hereof, when such holder of Class A Preferred Stock properly submits such holder’s Company Stock Certificates representing their shares of Class A Preferred Stock.
          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock. No interest shall be payable on any cash deliverable upon the exchange of any Company Capital Stock.
          (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, or if any cash amounts are to be disbursed pursuant to Section 1.7 hereof to any person other than the person or entity whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.
          (f) Exchange and Paying Agent to Return Consideration. At any time following the last day of the sixth (6th) month following the Effective Time, Parent shall be entitled to require the Exchange and Paying Agent to deliver to Parent or its designated successor or assign all cash amounts and shares of Parent Common Stock that have been deposited with the Exchange and Paying Agent pursuant to Section 1.9(b) hereof, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.9(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.9(g) hereof) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.7 hereof upon the due surrender of such Company Stock Certificates in the manner set forth in Section 1.9(c) hereof.
          (g) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither the Exchange and Paying Agent, the Final Surviving Entity, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     1.10 No Further Ownership Rights in Company Capital Stock.  The cash amounts paid and Parent Common Stock issued in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Final Surviving Entity of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Final Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article I.
     1.11 Lost, Stolen or Destroyed Certificates.  In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange and Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.7 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Shareholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct, or (ii) provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange and Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
     1.12 Reorganization Status.  The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §1.368-2(g) and §1.368-3, which plan of reorganization the parties adopt by executing this Agreement. None of the parties hereto will take any action that would be reasonably expected to cause the Integrated Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code except as specifically contemplated by this Agreement.
     1.13 Taking of Necessary Action; Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, the Subs, and the officers and directors of the Company, Parent and the Subs are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and the Subs, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Closing Date, as though made as of the Closing Date, as follows (as used in this Article II, the term “Company” includes the Company Subsidiaries, unless the context clearly otherwise indicates):
     2.1 Organization of the Company.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except for those jurisdictions where failure to be so qualified, licensed or and in good standing would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary has made available a true and correct copy of its certificate of incorporation and bylaws, or other organizational documents, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and has never been conducted by the Company under any other name. Section 2.1 of the Disclosure Schedule lists (i) each jurisdiction in which the Company is qualified or licensed to do business, and (ii) every state or foreign jurisdiction in which the Company has employees or facilities.
     2.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 30,963,006.5 shares are issued and outstanding, and 102,500 shares of Preferred Stock, of which 100,000 shares have been designated Class A Preferred Stock, 60,390 of which are issued and outstanding, and 2,500 shares have been designated Class B Preferred Stock, all of which are issued and outstanding. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule. The Company Capital Stock is held by the persons with the record addresses and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter Documents of the Company, or any Contract to which the Company is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company) in compliance with all applicable Laws, including federal and state securities laws. The Company has not, and will not have, suffered or incurred any Liability (contingent or otherwise) or claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or options or warrants to purchase Company Capital Stock, or out of any Contract relating thereto (including any amendment of the terms of any such Contract). Except as set forth in Section 2.2(a) of the Disclosure Schedule, there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no capital stock other than the Company Common Stock and the Company Preferred Stock authorized, issued or outstanding. The Company has no Company Capital Stock that is unvested (excluding Common Stock subject to unvested Options).
          (b) Except for the Plan or as set forth on Section 2.2(b) of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity compensation to any person. The Company has reserved 6,500,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which (i) 4,244,799.5 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options, and (ii) 463,006.5 shares have been issued upon the exercise of options previously granted. The Plan will be terminated effective at the Effective Time, and any Company Options not theretofore exercised will terminate. Except for the Company Options set forth in Section 2.2(b) of the Disclosure Schedule (such schedule to contain, for each holder of Company Options, the name of such holder, the address of such holder, the number of Company Options held by such holder, the amount vested as of the date hereof, the vesting schedule and exercise price of such Company Options, the dates on which such Company Options were granted and will expire, and whether any Company Options are intended to be incentive stock options under the Code), all of which are to be cancelled at or prior to the Effective Time, there are no options, warrants, calls, rights, convertible securities, Contracts of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, (i) there are no voting trusts, proxies, or other Contracts or understandings to which the Company or any Subsidiary is a party with respect to the voting of any shares of the Company Capital Stock, and (ii) to the Company’s Knowledge there are no voting trusts, proxies, or other Contracts or understandings with respect to the voting of any shares of the Company Capital Stock. Except as set forth on Section 2.2 of the Disclosure Schedule, there are no Contracts to which the Company is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Common Stock. As a result of the First Step Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.
     2.3 Subsidiaries.  Except for the Company Subsidiaries, the Company does not have and has never had any Subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. The Company has not agreed, is not obligated to make, or is not bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other entity. The Company does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any person.
     2.4 Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby (other than related specifically to the Second Step Merger). The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (other than related specifically to the Second Step Merger) have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders. The vote required to approve this Agreement by the Shareholders is set forth in Section 2.4 of the Disclosure Schedule (the “Sufficient Shareholder Vote”). This Agreement and the First Step Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.
     2.5 No Conflict.  Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Contract (other than Contracts immaterial to the Company), or (iii) any material Laws applicable to the Company or any of its properties (whether tangible or intangible) or assets. Section 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts (other than Contracts immaterial to the Company) as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Contracts from and after the Effective Time. Following the Effective Time, the Interim Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.
     2.6 Consents.  No material consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i)  the filing of the Certificate of Merger with the Department of Treasury, Division of Revenue, (ii) compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and under the comparable non-U.S. competition Laws the parties reasonably determine apply, and (iii) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Shareholders. The Shareholders are not entitled to any dissenters’, appraisal or similar rights under New Jersey Law or otherwise in connection with the Merger.
     2.7 Company Financial Statements.
          (a) Section 2.7(a) of the Disclosure Schedule sets forth the Company’s (i) audited balance sheet as of December 31, 2006 (the “Balance Sheet Date”) and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended (the “2006 Financials”), (ii) audited balance sheet as of December 31, 2005 and December 31, 2004, and the related consolidated statements of income, cash flow and stockholders’ equity for each of the twelve (12) month periods then ended (the “2004 and 2005 Financials,” and collectively with the 2006 Financials, the “Year-End Financials”), and (iii) unaudited balance sheet as of June 30, 2007 and June 30, 2006, and the related unaudited statement of income, cash flow and stockholders’ equity for the six (6) month periods then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) are true and correct in all material respects and the Financials present fairly in all material respects the Company’s financial condition, and results of operations as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate, provided, that, notwithstanding the foregoing, it is agreed and understood that the Financials are subject to restatement as a result of the conclusions of studies related to the Company’s revenue recognition policies. The Company’s consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
          (b) Any financial statements provided by the Company pursuant to Section 5.15 hereof, when delivered, will (i) have been derived from the books and records of the Company, and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company at the dates and for the periods indicated in accordance with GAAP and Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended.
     2.8 No Undisclosed Liabilities.  The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) (“Liabilities”), other than (i) those set forth or adequately provided for in the Company Balance Sheet, (ii) those incurred in the ordinary course of business, consistent with past practice, and not required by GAAP to be set forth in the Company Balance Sheet, or (iii) those incurred in the ordinary course of business since the date of the Company Balance Sheet, or (iv) those that are immaterial, individually and in the aggregate.
     2.9 No Changes.  Since the Balance Sheet Date, there has not been, occurred or arisen any:
          (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;
          (b) amendments or changes to the Charter Documents or other organizational documents other than the Charter Amendment contemplated by this Agreement;
          (c) capital expenditure or commitment by the Company exceeding $100,000 individually or $200,000 in the aggregate;

          (d) payment, discharge or satisfaction, in any amount in excess of $50,000 in any one case, or $100,000 in the aggregate, of any Liabilities of the Company, other than payments, discharges or satisfactions in the ordinary course of business or Liabilities of the Company reflected or reserved against in the Current Balance Sheet;
          (e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);
          (f) employment dispute, including, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;
          (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;
          (h) adoption of or change in any material Tax (as defined in Section 2.10(a) hereof) election, adoption of or change in any Tax accounting method, entry into any closing agreement, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment;
          (i) revaluation by the Company of any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;
          (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);
          (k) increase in the salary or other compensation payable or to become payable by the Company to any of its respective officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person other than in the ordinary course of business consistent with past practices;
          (l) Contract to which the Company is a party or by which it or any of its assets (whether tangible or intangible) are bound, except for Contracts entered into in the ordinary course of business consistent with past practice, or any termination, extension, amendment or modification of the terms of any Contract to which the Company is a party or by which it or any of its assets are bound, except in the ordinary course of business consistent with past practices;
          (m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties;
          (n) loan by the Company to any person or entity, or purchase by the Company of any debt securities of any person or entity except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;
          (o) incurring by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practice;
          (p) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
          (q) commencement or settlement of any Action by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any Action or proceeding or other investigation against the Company or its affairs, or any reasonable basis for any of the foregoing;
          (r) notice of any claim or potential claim of ownership, interest or right by any person other than the Company of the Company Intellectual Property (as defined in Section 2.13 hereof) or of infringement by the Company of any other person’s Intellectual Property (as defined in Section 2.13 hereof);
          (s) issuance or sale, or contract or agreement to issue or sell, by the Company of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Company Common Stock upon the exercise of Company Options issued under the Plan;
          (t) (i) except standard end user licenses entered into in the ordinary course of business, consistent with past practice, sale or license of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity, or (ii) except in the ordinary course of business, purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any person or entity, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;
          (u) agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any Company Intellectual Property;
          (v) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;
          (w) lease, license, sublease or other occupancy of any Leased Real Property by the Company except as otherwise disclosed in Section 2.12(a) of the Disclosure Schedule; or
          (x) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (w) of this Section 2.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).
2.10 Tax Matters.
          (a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this Section 2.10(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.10(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any Liability for taxes of a predecessor or transferor.
          (b) Tax Returns and Audits.
               (i) The Company has (1) prepared and timely filed all material U.S. federal, and all material state, local and non-U.S. returns, estimates, information statements and reports, including amendments thereto (“Returns”) required to be filed or filed timely extensions relating thereto relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law, and (2) timely paid all Taxes it is required to pay (whether or not shown to be due on any Return) other than those for which the Company has established and maintained adequate reserves on its balance sheet as set forth and described on Disclosure Schedule 2.10(b)(i).
               (ii) The Company has paid or withheld with respect to its Employees (as defined in Section 2.22(a) hereof) and other third parties, all non de-minimis U.S. federal, state, local, and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be withheld, and has timely paid over any such withheld Taxes to the appropriate authorities.
               (iii) There is no material Tax deficiency outstanding, assessed or, to the Company’s Knowledge, proposed against the Company, and the Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.
               (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. No material adjustment relating to any Return filed by the Company for any tax year ending on or after December 31, 2003 has been proposed by any Tax authority to the Company or any representative thereof. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
               (v) As of the Balance Sheet Date, the Company had no liabilities for unpaid Taxes that have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any Liability for Taxes since the Balance Sheet Date other than in the ordinary course of business. The Company has identified all uncertain tax positions contained in all Returns filed by the Company and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of Financial Interpretation Notice 5 of FASB 109.
               (vi) The Company has made available to Parent or its legal counsel, copies of all Tax Returns for the Company filed for the past six (6) years.
               (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.
               (viii) None of the Company’s assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

               (ix) The Company has (1) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income tax Return (other than a group the common parent of which is the Company), (2) never been a party to any Tax sharing, indemnification, allocation or similar agreement, (3) no Liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by contract or agreement, or otherwise, and (4) never been a party to any joint venture, partnership or other arrangement that, to the Company’s Knowledge, could be treated as a partnership for Tax purposes.
               (x) The Company has not been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
               (xi) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
               (xii) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).
               (xiii) The Company’s federal tax returns delivered to Parent pursuant hereto set forth as of the date of such return: (1) the basis of the Company in its assets grouped by category of asset, (2) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing, and (3) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any similar provision of applicable law.
               (xiv) The Company will not be required to include any material income or gain or exclude any material deduction or loss from Taxable income as a result of (1) any change in method of accounting under Section 481(c) of the Code, (2) closing agreement under Section 7121 of the Code, (3) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of clauses (1), (2) and (3) of this Section 2.10(b)(xiv), under any similar provision of applicable law), (4) installment sale or open transaction disposition, or (5) prepaid amount received by the Company.
               (xv) The Company uses the accrual method of accounting for tax purposes.

               (xvi) The Company is not subject to Tax in any foreign jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country.
               (xvii) The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
               (xviii) The prices for any property or services (or for the use of any property) provided by or to the Company or any of its subsidiaries are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.
          (c) Executive Compensation Tax. There is no Contract, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any Employee of the Company, that, individually or collectively, will give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code or that will give rise to a penalty under Section 409A of the Code.
          (d) Section 409A. The Company is not party to any Contract or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code other than those disclosed in Section 2.10(d) of the Disclosure Schedule. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No stock option, Company Option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such stock option, Company Option, or other right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such stock option, Company Option, or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).
     2.11 Restrictions on Business Activities.  Except as set forth in Section 2.11 of the Disclosure Schedule, there is no Contract (non-competition or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company that has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
     2.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.
          (a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”). All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company, or to the Knowledge of the Company, the other party thereto, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company, or to the Knowledge of the Company, the other party thereto. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.
          (b) To the Company’s Knowledge, the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted, except for normal wear and tear. To the Company’s Knowledge, neither the operation of the Company on the Leased Real Property nor such Leased Real Property materially violates any Law.
          (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.
          (d) All equipment owned or leased by the Company is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
     2.13 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

               (i) “Technology” shall mean any or all of the following (1) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data, (2) inventions (whether or not patentable), discoveries, improvements, and technology, (3) proprietary and confidential information, trade secrets and know how, (4) databases, data compilations and collections and technical data, (5)  domain names, web addresses and sites, (6) tools, methods and processes, and (7) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.
               (ii) “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (1) patents and patent applications of any kind, (2) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (3) the protection of trade and industrial secrets and confidential information, (4) other proprietary rights relating to intangible intellectual property, (5) logos, trademarks, trade names and service marks, (6) analogous rights to those set forth above, and (7) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).
               (iii) “Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are owned by or exclusively licensed to the Company.
               (iv) “Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.
     No representations or warranties whatsoever are made pursuant to this Section 2.13 regarding any Intellectual Property Rights or Technology the Company (i) licenses (or licensed) from the Parent or Parent’s Subsidiaries; (ii) sublicenses (or sublicensed) from the Parent or Parent’s Subsidiaries; or (iii) otherwise obtains (or obtained) from the Parent or Parent’s Subsidiaries.
          (b) Section 2.13(b) of the Disclosure Schedule lists all material Company Intellectual Property. In addition, Section 2.13(b) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property”), and (ii) lists any material proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property or Company Intellectual Property.
          (c) Each application for registration within the Company Registered Intellectual Property was properly filed and is pending, each additional item of Company Registered Intellectual Property is subsisting and to the knowledge of the Company valid. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company with respect to the Registered Intellectual Property as of the date of this Agreement or within the time period ending sixty (60) days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property. In each case in which the Company has acquired any Registered Intellectual Property from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Registered Intellectual Property to the Company, and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
          (d) All Company Intellectual Property will be fully transferable and licensable by the Final Surviving Entity and/or Parent without restriction and without payment of any kind to any third party, except as may be required by any agreements entered into by the Parent or its Subsidiaries (to which the Company is not a party).
          (e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.13(b) of the Disclosure Schedule, and all Technology exclusively licensed to the Company, is free and clear of any Liens other than those set forth on Section 2.13(s) of the Disclosure Schedule. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.
          (f) (i) The Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technologies or Intellectual Property Rights that are or were Company Intellectual Property, to any other person, except in connection with the transfer of ownership to the Company’s customers (the “Company Customers”) of code, documentation or other deliverables custom-developed for and delivered to such Company Customers (“Deliverables”) as described on Section 2.13(f)(i) of the Disclosure Schedule, and upon such transfer of ownership to Company Customers of the Deliverables, such Deliverables no longer constitute Company Intellectual Property for purposes of this Agreement. To the extent the Company has transferred ownership of any Deliverables to any individual Company Customer, such Deliverables are unique to the services performed for the individual Company Customer and do not have general applicability to the Company’s business as currently conducted and currently proposed (by Company) to be conducted, the Company has not delivered any such Deliverables (or any embodiments, versions or derivatives thereof), or transferred ownership or any other rights (including any Intellectual Property Rights) in or to any such Deliverables (or any embodiments, versions or derivatives thereof) to any other Company Customers or other person, and the Company has taken reasonable steps in accordance with normal industry practices to prevent such Deliverables (and embodiments, versions or derivatives thereof) from being so delivered or transferred to other Company Customers or persons.

(ii) The Company has not permitted the Company’s rights in any Intellectual Property Rights that are or were Company Intellectual Property to enter into the public domain.
          (g) The Company Intellectual Property together with the Intellectual Property Rights non-exclusively licensed to the Company and the Shrink-Wrap Code licensed to the Company constitutes all of the Technology and Intellectual Property Rights used in, necessary to or otherwise would be infringed by the conduct of the business of the Company as it is currently conducted or currently planned (by the Company) to be conducted (including, without limitation, with respect to products, technology or services currently under development). Except as set forth on Section 2.13(g) of the Disclosure Schedule, the Final Surviving Entity will own or possess sufficient rights to all Technology and Intellectual Property Rights immediately following the Closing Date that are necessary to the operation of the business of the Company as it currently is conducted or planned (by the Company) to be conducted and without infringing on the Intellectual Property Rights of any person (including, without limitation, infringing on any Intellectual Property Rights transferred to Company Customers as described in Section 2.13(f) of the Disclosure Schedule).
          (h) No third party that has exclusively licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Technology or Intellectual Property Right that have been exclusively licensed to the Company.
          (i) Section 2.13(i) of the Disclosure Schedule lists all Major Customer Contracts (as defined in Section 2.14 of the Company Disclosure Schedule) between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, or such other person of the Intellectual Property Rights of any person other than the Company, but excluding (i) Shrink-Wrap Code (as defined in Section 2.14(a)(xiv) hereof), and (ii) non-disclosure agreements entered into in the ordinary course of business.
          (j) Except as set forth on Section 2.13(j) of the Disclosure Schedule, the operation of the business of the Company as it has been, as it is currently conducted, and as it is contemplated to be conducted by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any product, technology or service (including products, technology or services that has been or are currently under development) of the Company has not infringed or misappropriated, does not infringe or misappropriate, and immediately following the Closing will not infringe or misappropriate (when conducted by Parent and/or Final Surviving Entity in the manner currently planned to be conducted by Company) any Intellectual Property Rights of any person (including, without limitation, infringement or misappropriation of any Intellectual Property Rights transferred to Company Customers as described in Section 2.13(f) of the Disclosure Schedule), violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. Except as set forth on Section 2.13(j) of the Disclosure Schedule, the Company has not received notice from any person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Intellectual Property of the Company infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).
          (k) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent and/or the Final Surviving Entity by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Parent or any of its subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Parent or any of its subsidiaries, (ii) Parent or any of its subsidiaries, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent or the Final Surviving Entity being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby provided, however, that the representations made in this Section 2.14(k) will not be deemed breached as a result of the operation of provisions contained in any contract, license, agreement or arrangement to which Parent is a party (but to which the Company or any of its Subsidiaries is not).
          (l) To the Knowledge of the Company, no person or entity has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property provided that the foregoing representation shall apply to the Company’s actual knowledge and not be construed to imply a duty of investigation (even if competitors have products that the Company later, through further diligence and/or investigation, determines are or have been infringing or misappropriating any Company Intellectual Property).
          (m) The Company has taken reasonable steps in accordance with normal industry practices to protect the Company rights in confidential information and trade secrets or trade secrets provided by any third party to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee and contractor to execute proprietary information, confidentiality and assignment agreements consistent with normal industry practice and with Company’s standard forms provided to the Parent prior to the date hereof, and all current and former Employees and contractors of the Company have executed such an agreement in substantially the Company’s standard form. To the extent that any Technology has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written Contract with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of (subject to the transfer of ownership to the Company Customers of Deliverables as described on Section 2.13(f)(i) of the Disclosure Schedule), all Intellectual Property Rights therein by operation of law or by valid assignment, and has required the waiver of all non-assignable rights.

          (n) No Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation (“Order”) that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property, provided that the foregoing representation shall be limited to the knowledge of the Company as it relates to any generally applicable Order or proceeding to which the Company or its subsidiaries is not a party.
          (o) No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.
          (p) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. Except as set forth on Section 2.13(p) of the Disclosure Schedule, to the Knowledge of the Company, no current or former Employee or contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such Employee or contractor was also performing services for the Company.
          (q) The Company has complied with all applicable Laws and its internal privacy policies relating to the privacy of users of its products, services, and Web sites, and also the collection, storage, and transfer of any personally identifiable information collected by or on behalf of the Company, provided that with respect to information maintained or provided to third parties by or on behalf of the Company in compliance with the foregoing, the Company shall be entitled to rely on such third parties to maintain the privacy of such users and to the Knowledge of the Company all such third parties have maintained such privacy.
          (r) Neither the Company nor any person or entity acting on the Company’s behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of any source code owned by the Company or used in its business (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code. Company Source Code means any software source code or related proprietary or confidential information or algorithms of any Company Intellectual Property.
          (s) Section 2.13(s) of the Disclosure Schedule lists all software or other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model (including the GNU General Public License) that the Company uses or licenses, and identifies that which is incorporated into, combined with, or distributed in conjunction with any Company products (“Incorporated Open Source Software”) and identifies the type of license or distribution model governing its use. The Company’s use and/or distribution of each component of Incorporated Open Source Software complies and has complied with all material provisions of the applicable license agreement, and in no case does or has such use or distribution of Incorporated Open Source Software by the Company give rise under such license agreement to any obligation to disclose or distribute any Company Intellectual Property in source code form.
     2.14 Agreements, Contracts and Commitments.
          (a) Except as set forth in Section 2.14(a) of the Disclosure Schedule (specifying the appropriate subparagraph), the Company is not currently a party to, nor is it bound by any of the following (each, a “Material Contract”):
               (i) any employment or consulting Contract with an Employee or consultant or salesperson;
               (ii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iii) any fidelity or surety bond or completion bond;
               (iv) any lease of personal property or equipment having a value in excess of $100,000 individually or $200,000 in the aggregate;
               (v) any agreement of indemnification or guaranty other than those disclosed in Section 2.13(i) of the Disclosure Schedule;
               (vi) any Contract relating to capital expenditures and requiring future payments in any calendar year in excess of $100,000 individually or $200,000 in the aggregate;
               (vii) any Contract relating to the disposition or acquisition of assets or any interest in any person outside the ordinary course of the Company’s business;
               (viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
               (ix) other than capital expenditures, and except for any items purchased or licensed on behalf of customers in the ordinary course of the Company’s business, any purchase order or Contract for the purchase of materials involving in excess of $100,000 individually or $200,000 in the aggregate;
               (x) any Contract containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” restriction on the operation or scope of its businesses or operations, or similar terms;
               (xi) any dealer, distribution, marketing, development, joint venture, partnership, or similar Contract which requires payment in any calendar year in excess of $200,000 individually or $400,000 in the aggregate;
               (xii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the products, technology or services of the Company which requires payments in any calendar year in excess of $200,000 individually or $400,000 in the aggregate;
               (xiii) any customer Contract involving, or reasonably expected to involve revenues to the Company in any calendar year in excess of $200,000 annually or $400,000 in the aggregate;
               (xiv) any agreement that is royalty bearing or any Contract with respect to any Company Intellectual Property, including without limitation, any in-licenses, out-licenses and cross licenses, but excluding (1) non-exclusive in-licenses and purchase agreements for commercial off-the-shelf Intellectual Property that are generally available on nondiscriminatory pricing terms, in the case of software for a cost of not more than $50,000 for a perpetual license for a single user or work station or $100,000 in the aggregate for all users and work stations (“Shrink-Wrap Code”), and (2) non-disclosure agreements entered into in the ordinary course of business; or
               (xv) any other Contract that requires the payment or receipt by the Company of $200,000 individually or $400,000 in the aggregate or more in any calendar year and is not cancelable without penalty within thirty (30) days.
          (b) The Company is in material compliance with and has not materially breached, violated or defaulted under, or received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not subject to any default thereunder, nor to the Knowledge of the Company, is any party obligated to the Company pursuant to any such Material Contract subject to, or reasonably likely to become subject to any default in any material respect thereunder. Section 2.14(b) of the Disclosure Schedule identifies each Material Contract which by its terms will terminate or may be terminated by either party thereto, solely by the passage of time or at the election of either party.
     2.15 Government Contracts.
          (a) With respect to each (i) current Contract between the Company, on the one hand, and any Governmental Entity, on the other hand, and (ii) each outstanding bid, quotation or proposal by the Company (each, a “Bid”) that if accepted or awarded would reasonably be expected to lead to a Contract between the Company, on the one hand, and any Governmental Entity, on the other hand, including any facilities Contract for the use of government-owned facilities (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”):
               (i) each such Company Government Contract or Company Government Subcontract was legally awarded, is binding on the parties thereto, and is in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles regardless of whether enforcement is sought in a proceeding at law or in equity; provided that for purposes of this Section 2.15(a)(i), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;
               (ii) no reasonable basis exists to give rise to (1) a material claim for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any Company Government Contract or Company Government Subcontract or under the United States False Claims Act or the United States Procurement Integrity Act, or (2) a claim under the United States Truth in Negotiations Act;
               (iii) since January 1, 2003 neither the United States government nor any prime contractor, subcontractor or other person or entity has notified the Company, in writing, that the Company has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, and all facts set forth or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission;
               (iv) since January 1, 2003 the Company has not received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any) pertaining to such Company Government Contract or Company Government Subcontract, and the Company is not aware of any basis for any such notice, except any notice that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect;
               (v) since January 1, 2003 no cost incurred by the Company pertaining to such Company Government Contract or Company Government Subcontract has been questioned or challenged, is the subject of any audit or, to the Knowledge of the Company, investigation or has been disallowed by any Government Entity, except any investigation, audit or disallowance (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any) that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect;
               (vi) since January 1, 2003 no material payment due to the Company pertaining to such Company Government Contract or Company Government Subcontract has been withheld or set off, and the Company is entitled to all progress or other payments received to date with respect thereto; and
               (vii) the Company has complied in all material respects with all requirements of such Company Government Contract or Company Government Subcontract and any Law relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any).
          (b) Neither the Company, nor any of the respective directors, officers, employees, consultants or agents of the Company, is, or within the past three (3) years has been, to the Knowledge of the Company (i) under any material administrative, civil or criminal investigation, audit, indictment or information by any Governmental Entity, (ii) the subject of any material audit or investigation by the Company, in each case, with respect to any alleged violation of Law or Contract arising under or relating to any Company Government Contract or Company Government Subcontract, or (iii) debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension (or for purposes of this clause (iii), in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any), from participation in the award of any Contract with any Governmental Entity. There exist no facts or circumstances that, to the Knowledge of the Company, would warrant the institution of suspension or debarment proceedings or a finding of nonresponsibility or ineligibility with respect to the Company, or any of its respective directors, officers or managers, in any such case, for purposes of doing business with any Governmental Entity.
          (c) Since January 1, 2003, the Company has not received written notice of any (i) outstanding material claims (including claims relating to bid or award protest proceedings (or, in the case of Company Government Contracts or Company Government Subcontract governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any)) against the Company, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other person, arising under or relating to any Company Government Contract or Company Government Subcontract, or (ii) outstanding material claims or requests for equitable adjustment (or, in the case of Company Government Contracts or Company Government Subcontract governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any) or disputes (including claims, requests and formal disputes relating to bid or award protest proceedings) between the Company, on the one hand, and the United States government, on the other hand, under the United States Contract Disputes Act, as amended, or any other Law or between the Company, on the one hand, and any prime contractor, subcontractor, vendor or other person, on the other hand, arising under or relating to any Company Government Contract or Company Government Subcontract. Since January 1, 2003 the Company has not received any written adverse or negative past performance evaluations or ratings in connection with any Company Government Contract, Company Government Subcontract or other Contract with a Governmental Entity, except any evaluation or rating that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. The Company does not have (i) any interest in any pending claim against any Governmental Entity, or (ii) any interest in any pending claim against any prime contractor, subcontractor, vendor or other person in each case arising under or relating to any Company Government Contract or Company Government Subcontract.
          (d) The Company is not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company, or any employee of the Company, except any revocation that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.
     2.16 Interested Party Transactions.  No officer or director of the Company or Shareholder holding at least five percent (5%) of the Company Capital Stock nor to the Company’s Knowledge, any other Shareholder (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation that is an Affiliate of such persons has or has had an interest), has or has had, directly or indirectly, (i) an equity interest in any person which furnished or sold or licensed, or furnishes or sells or licenses, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16. No Shareholder has any loans outstanding from the Company except for travel or other business advances to employees and/or contractors of the Company in the ordinary course consistent with past practices.
     2.17 Governmental Authorization.  Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be. The Company Authorizations are in full force and effect in all material respects.
     2.18 Litigation.  Except as set forth in Section 2.18 of the Disclosure Schedule, there is no Action pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.
     2.19 Minute Books.  The minutes of the Company made available to counsel for Parent contain records of all actions taken, and accurate summaries of all meetings held, by the Shareholders of the Company, the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company, as the case may be.
     2.20 Environmental Matters.  The Company (i) has not received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining Liability; (ii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any material Liability or corrective or remedial obligation under any Environmental Laws; (iii) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company or its Subsidiaries; and (iv) has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company conducted at the request of, or otherwise in the possession of the Company. To the Company’s Knowledge, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material Liability or corrective or remedial obligation of the Company under any Environmental Laws.
     2.21 Brokers’ and Finders’ Fees; Third Party Expenses.  Except as set forth in Section 2.21 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the

Agreement or any transaction contemplated hereby. Section 2.21 of the Disclosure Schedule sets forth the principal terms and conditions of any Contract with respect to such fees.
     2.22 Employee Benefit Plans and Compensation.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               (ii) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained within the last six (6) years, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any Liability or obligation.
               (iii) “DOL” shall mean the United States Department of Labor.
               (iv) “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.
               (v) “Employee Agreement” shall mean each management, employment, severance, change of control, retention, bonus, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Options or Company Common Stock that is unvested, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any Liability or obligation.
               (vi) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
               (vii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
               (viii) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

               (ix) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally or with respect to which the Company or any ERISA Affiliate will or may have any Liability with respect to Employees who perform services outside the United States.
               (x) “IRS” shall mean the United States Internal Revenue Service.
               (xi) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          (b) Schedule. Section 2.22(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.22(b)(2) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company.
          (c) Documents. The Company has made available to Parent (i) correct and complete copies of all material documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and material written contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any current employee or current employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability to the Company, (vii) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

          (d) Employee Plan Compliance. The Company has performed all material obligations required to be performed by it under each Company Employee Plan, is not in material default or material violation of, and has no Knowledge of any material default or material violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance in all material respects with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). The Company has not received notice of and is not otherwise aware of any audits, inquiries or proceedings pending or threatened against the Company or any ERISA Affiliates, by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any material penalty or material tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (e) No Pension Plans. Neither the Company nor any current or past ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code.
          (f) No Self-Insured Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides medical or health benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).
          (g) Collectively Bargained, Multiemployer and Multiple-Employer Plans. At no time has the Company or any current or past ERISA Affiliate contributed to or been obligated to contribute to any Pension Plan, which is a “Multiemployer Plan,” as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (h) No Post-Employment Obligations. Except as set forth in Section 2.22(h) of the Disclosure Schedule, no Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.
          (i) COBRA; FMLA; CRFA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied in all material respects with COBRA, FMLA, HIPAA, and any similar provisions of state law applicable to its Employees. The Company does not have any material unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.
          (j) Effect of Transaction. Except as set forth in Section 2.22(j) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. To the extent that the consummation of the transactions contemplated hereby, together with a termination of employment for any reason by either Employee, the Company or Parent, would result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, Section 2.22(j) of the Disclosure Schedule sets forth a description of said payments, benefits or obligations.
          (k) Section 280G. No payment or benefit which has been, will be or may be made by the Company or any ERISA Affiliates with respect to any Employee will, or could reasonably be expected to, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no Contract, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.22(k) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.
          (l) Employment Matters. Except where noncompliance would not result in a material liability, the Company is in compliance with all applicable Laws, respecting employment, employment practices, terms and conditions of employment, termination of employment, employee safety and wages and hours, worker classification, and in each case, and as applicable with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, bonuses, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no Actions pending or to the Knowledge of the Company, threatened against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened Actions against Company or any Company trustee under any worker’s compensation policy. The services provided by each of the Company’s and its ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no Liability to the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has any Liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
          (m) Labor. No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened. The Company does not have Knowledge of any activities or proceedings of any labor union to organize any Employees or of any such activities or proceedings within the preceding three (3) years. There are no actions, suits, claims, audits, investigations, administrative matters, labor disputes or grievances against the Company pending or to the Company’s Knowledge threatened relating to any labor matters, wages, benefits, medical or family leave, classification, safety or discrimination matters involving any Employee, including claims of wage and/or hour violations, unfair business practices, unfair labor practices, discrimination, harassment, or wrongful termination complaints. Neither the Company nor any ERISA Affiliate is party to a current conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. The Company has not engaged in any material unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
          (n) WARN Act. The Company and any ERISA Affiliate have complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state or local Laws, including applicable provisions of state or local Law. All liabilities and obligations relating to the employment, termination or employee benefits of any former Employees (excluding Consultants) previously terminated by the Company or an affiliate including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state Laws, have been paid, and no terminations prior to the Closing Date shall result in unsatisfied Liability under WARN or any similar state or local Law.
          (o) No Interference or Conflict. To the Knowledge of the Company, no Shareholder, director, officer or Employee of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or currently proposed to be conducted by the Company nor any activity of such Shareholder, director, officer or Employee in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted by the Company will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any such Shareholder, director, officer or Employee is now bound.
          (p) International Employee Plan. Neither the Company nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.
     2.23 Insurance.  Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, Employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies and a list of all outstanding claims thereunder and the amount of such claims. There is no claim by the Company pending under any of such policies or bonds as to which the Company has received notice that coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limit. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     2.24 Compliance with Laws.  The Company has complied in all material respects with any Laws to which the Company or its business are subject. The Company has not received any notice, and to the Knowledge of the Company, there are no claims threatened of material violation, under any Laws to which the Company is subject.
     2.25 Bank Accounts, Letters of Credit and Powers of Attorney.  Section 2.25 of the Disclosure Schedule lists (i) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (ii) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (iii) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore made available to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.25 of the Disclosure Schedule.
     2.26 Representations Complete.  None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
     2.27 Information Supplied.
          (a) The information regarding the Company furnished on or in any document mailed, delivered or otherwise furnished to Shareholders in connection with this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.
          (b) None of the information supplied in writing by the Company for inclusion or incorporation by reference in (i) the Shareholder Registration Statement will, at the time the Shareholder Registration Statement or any amendment or supplement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and (ii) the information provided to Shareholders in the Notice Materials will, at the time they are mailed to the Shareholders and at all times during which stockholder consents are solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SUBS
     Each of Parent and the Subs hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
     3.1 Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub I is a corporation duly organized, validly existing and in good standing under the laws of New Jersey. Sub I is newly formed and was formed solely to effectuate the First Step Merger. Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Sub II is now and has always been disregarded as an entity separate from Parent, within the meaning of 26 C.F.R. §301.7701-3. Each of Parent and the Subs has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.
     3.2 Authority.  Each of Parent and the Subs has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and the Subs. This Agreement and any Related Agreements to which Parent and the Subs are parties have been duly executed and delivered by Parent and the Subs and constitute the valid and binding obligations of Parent and the Subs, enforceable against each of Parent and the Subs in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     3.3 Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or the Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or the Subs is a party or the consummation of the transactions contemplated hereby and thereby, except for (i)  such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, (ii)  the filing of the Certificate of Merger with the Department of Treasury, Division of Revenue of the State of New Jersey, and (iii) compliance with the pre-merger notification requirements of the HSR Act, and under the comparable non-U.S. competition Laws the parties reasonably determine apply.
     3.4 Capital Resources.  Parent has sufficient capital resources to pay the Cash Consideration.
     3.5 No Conflict.  The execution and delivery by Parent and each Sub of this Agreement and any Related Agreement to which Parent or a Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (i) the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or similar organizational documents of Parent or a Sub, each as amended to date and in full force and effect on the date hereof, or (ii) assuming compliance with the matters referred to in Section 3.3 hereof, any Laws applicable to Parent or either Sub or any of their respective properties (whether tangible or intangible) or assets, except in the case of clause (ii) for such violations or defaults as have not had or are not reasonably likely to have a Parent Material Adverse Effect.
     3.6 Parent Common Stock.  The Parent Common Stock which constitutes the Equity Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable. Subject to the accuracy of the representations and warranties of the Company in Article II hereof and the Shareholders in the accredited investor questionnaires provided to Parent, the Parent Common Stock that constitutes the Equity Consideration will be issued without violation of the Securities Act or applicable state securities laws. There are no statutory or contractual stockholders preemptive rights with respect to the issuance of the Parent Common Stock which constitutes the Equity Consideration.
     3.7 SEC Documents.  Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2005. Parent has made available to the Company all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof until the Effective Time) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.
     3.8 Parent Financial Statements.  The financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments).
     3.9 No Undisclosed Liabilities.  Parent has no material Liabilities other than (i) those set forth or adequately provided for in the balance sheet included in Parent’s most recently filed Quarterly Report on Form 10-Q (including the notes thereto, the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business, consistent with past practice, and not required by GAAP to be set forth in the Parent Balance Sheet, (iii) those that, individually or in the aggregate, have not had, and would not reasonably be expected to have a Parent Material Adverse Effect, or (iv) those incurred in the ordinary course of business since the date of the Parent Balance Sheet, consistent with past practice.
     3.10 Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Reports, since the date of the most recent unaudited financial statements included in the Parent SEC

Reports and through the date of this Agreement, there has not been (i) any Parent Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock, (iii) any amendment of any provision of the certificate of incorporation or bylaws of, or of any material term of any outstanding security issued by, Parent, (iv) any material change in any method of accounting or accounting practice by Parent except for any such change required by a change in GAAP, or (v) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock.
     3.11 Interim Operations of Subs.
          (a) The Subs were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have engaged in no business activities other than as contemplated by this Agreement.
          (b) All of the issued and outstanding capital stock of each Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.
          (c) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, neither Sub has incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.
     3.12 Litigation.  Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of Parent, threatened, against Parent, any of its Subsidiaries, their respective properties (tangible or intangible) or any of their respective officers or directors, that could result in a Parent Material Adverse Effect, and there is no investigation or similar proceeding pending or, to the Knowledge of Parent, threatened, against Parent by or before the SEC or Nasdaq. No Governmental Entity has at any time challenged the legal right of Parent or any of its Subsidiaries to conduct its operations as presently or previously conducted.
     3.13 Information Supplied.  None of the information supplied in writing by Parent for inclusion or incorporation by reference in (i) the Shareholder Registration Statement will, at the time the Shareholder Registration Statement or any amendment or supplement thereto becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, (ii) the information provided to Shareholders in the Notice Materials will, at the time they are mailed to the Shareholders and at all times that stockholder consents are being solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.
     3.14 S-3 Eligibility. As of the date hereof, Parent is (i) eligible to register secondary offerings of securities, including the resale of the Parent Common Stock constituting the Equity Consideration on a registration statement on Form S-3 under the Securities Act and (ii) a “well known seasoned issuer” under the Securities Act and the rules and regulations promulgated thereunder. To Parent’s knowledge, no reason exists on the date hereof and no circumstances exist on the date hereof that with the passage of time is reasonably likely to prevent the Shareholder Registration Statement from becoming effective automatically upon filing with the Securities and Exchange Commission pursuant to Section 9.1, with the exception of the need to file Form 8-K with the Required Financials as provided in Section 5.15.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 8.1 or Section 8.2 hereof, the Company (as used in this Article IV, the term “Company” includes the Company Subsidiaries, unless the context clearly otherwise indicates) agrees to conduct its business, except to the extent that Parent shall otherwise consent in writing, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to Section 4.1(e) hereof), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, keep available the services of the present officers and key employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. In addition to the foregoing, except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.1 of the Disclosure Schedule (specifying the appropriate subparagraph), the Company shall not, without the prior written consent of Parent, from and after the date of this Agreement:
          (a) cause or permit any amendments to the Charter Documents (other than the Charter Amendment);

          (b) make any expenditures or enter into any commitment or transaction that requires payments of $100,000 individually or $200,000 in the aggregate or any commitment or transaction of the type described in Section 2.9(c) hereof;
          (c) pay, discharge, waive or satisfy, any third party expense in an amount in excess of $50,000 in any one case, or $250,000 in the aggregate, or any other Liability or right (absolute, accrued, asserted or unasserted, contingent or otherwise), other than with respect to such other Liability or right, the payment, discharge or satisfaction, in the ordinary course of business, of Liabilities reflected or reserved against in the Current Balance Sheet;
          (d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP;
          (e) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any material Tax Return or any amended Tax Return unless a copy of such Tax Return has been delivered to Parent for review a reasonable time prior to the due date for filing and Parent has approved such Tax Return;
          (f) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
          (g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor);
          (h) increase the salary or other compensation payable or to become payable to any officer, director, employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 4.1(h) of the Disclosure Schedule;
          (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets (whether tangible or intangible), including without limitation the sale of any accounts receivable of the Company, except in the ordinary course of business and consistent with past practices;

          (j) make any loan to any person or entity or purchase debt securities of any person or entity or amend the terms of any outstanding loan agreement;
          (k) incur any indebtedness, guarantee any indebtedness of any person or entity, issue or sell any debt securities, or guarantee any debt securities of any person or entity;
          (l) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, in any case, to the extent material to the Company individually or in the aggregate;
          (m) commence or settle any Action, threat of any Action, or other investigation against the Company;
          (n) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other Contracts or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Stock pursuant to the exercise of outstanding Company Options;
          (o) except in the ordinary course of business and consistent with past practices (i) sell, lease, license or transfer to any person any rights to any Company Intellectual Property or enter into any Material Contract or modify any existing Material Contract with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property of any person, (ii)  purchase or license any Intellectual Property or enter into any agreement or modify any existing agreement with respect to the Intellectual Property of any person, (iii) enter into any Material Contract or modify any existing Material Contract with respect to the development of any Intellectual Property with a third party, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;
          (p) enter into or amend any Material Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;
          (q) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements; or
          (r) other than Contracts entered into in the ordinary course of business and consistent with past practices, enter into, terminate, amend, or otherwise modify (or agree to do so), or violate the terms of, any Material Contract;

          (s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;
          (t) adopt or amend any Company Employee Plan, enter into any employment Contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its Employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 4.1(t) of the Disclosure Schedule;
          (u) other than in the ordinary course of business and consistent with past practices enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;
          (v) other than hiring and firing of “at-will” Employees below the director level in the ordinary course of business and consistent with past practices, hire, promote, demote or terminate any Employees, or encourage any Employees to resign from the Company;
          (w) discuss, announce or otherwise disseminate information to the Company’s employees regarding any severance plan or practice of the Company, whether or not the terms of such plan or practice would be triggered by the Closing;
          (x) other than as contemplated in Section 6.2(d), discuss, announce or otherwise disseminate information to the Company’s employees regarding any compensation, benefits or severance plans, policies, or practices of the Parent, including whether or not said plans, policies or practice will be applicable to the Company’s employees after the Effective Time;
          (y) other than as contemplated in Section 6.2(d), send any written communications (including electronic communications) to the Company’s employees regarding this Agreement or the transactions contemplated hereby, or make any oral communications to the Company’s employees that are inconsistent with this Agreement or the transactions contemplated hereby;
          (z) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
          (aa) cancel, amend or renew any insurance policy; or
          (bb) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(aa) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, their respective covenants hereunder or

(ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.
     Parent shall use commercially reasonable efforts to respond to a request for consent from the Company within five (5) Business Days of receipt of such request.
     4.2 No Solicitation.  Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 or Section 8.2 hereof, the Company shall not (nor shall the Company permit, as applicable, any of their respective officers, directors, employees, shareholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (1) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (2) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (3) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company, or (4) enter into any agreement with any person providing for the acquisition of the Company (other than inventory in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (1), (2), (3) or (4) above. In the event that the Company or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1 or Section 8.2 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (1), (3), or (4) above, or any request for disclosure or access as referenced in clause (2) above, the Company shall immediately (A) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests, and (B) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, employee, Shareholder, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

     4.3 Procedures for Requesting Parent Consent.  If the Company desires to take an action which would be prohibited pursuant to Section 4.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail and facsimile to the following individuals:

(a)	Richard Palmer, Senior Vice President Corporate Development
Telephone: (781) 565-5041
Facsimile: (781) 565-5001
E-mail address: richard.palmer@nuance.com

(b)	Jo-Anne Sinclair, Vice President and General Counsel
Telephone: (781) 565-5000
Facsimile: (781) 565-5001
E-mail address: jo-anne.sinclair@nuance.com

(c)	Garrison R. Smith, Director, Corporate Legal Services
Telephone: (781) 565-5277
Facsimile: (781) 565-5562
E-mail address: garrison.smith@nuance.com
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Information Statement; Shareholder Approval.
          (a) As soon as practicable after the date hereof, the Company shall use its best efforts to obtain the Sufficient Shareholder Vote, at a meeting of the Company’s Shareholders, all in accordance with New Jersey Law and the Charter Documents. At such meeting, the Company shall submit to the vote of Shareholders the following: (i) adoption and approval of this Agreement and the Merger, (ii) the Charter Amendment, (iii) specify that adoption of this Agreement shall constitute approval by the Shareholders of the appointment of TCB as Shareholder Representative, under and as defined in this Agreement, and (iv) the Section 280G Payments, if any. In connection with such meeting of Shareholders, the Company shall submit the Notice Materials (as defined below) to the Shareholders which shall (w) include this Agreement and a summary of the Merger, (x) include all of the information required by the securities laws and New Jersey Law, including the information required pursuant to Regulation D under the Securities Act so that the issuance of the Parent Common Stock hereunder complies with Rule 506 under the Securities Act (with any information regarding Parent or the Subs being provided by Parent), (y) include an accredited investor questionnaire for all Accredited Shareholders to complete, and (z) include the Charter Amendment and a description thereof. Any materials to be submitted to the Shareholders in connection with the approval of the Merger and this Agreement (the “Notice Materials”) shall also include the unanimous recommendation of the Board of Directors of the Company in favor of the

Merger and this Agreement and the transactions contemplated hereby, and the conclusion of the Company’s Board of Directors that that the terms and conditions of the Merger are fair and reasonable to the Shareholders. Anything to the contrary contained herein notwithstanding, the Notice Materials shall be subject to the review and approval of Parent prior to distribution, such approval not to be unreasonably withheld or delayed.
          (b) If the Company shall seek to obtain the Sufficient Shareholder Vote by way of a meeting of the Shareholders, the Company shall consult with Parent regarding the date of such meeting to approve this Agreement and the Merger (the “Company Shareholders’ Meeting”) and shall not postpone or adjourn (other than for absence of a quorum) the Company Shareholders’ Meeting without the consent of Parent.
          (c) The Company shall use its reasonable best efforts to deliver as soon as practicable the Optionholder Notices pursuant to Section 1.7(d)(iii) hereof.
     5.2 Access to Information.
          (a) The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, Contracts, and records of the Company, including the Company’s source code if any, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
          (b) For a period of six (6) years after the Closing, the Interim Surviving Corporation or the Final Surviving Entity, as the case may be, shall, and Parent shall cause, the Interim Surviving Corporation or the Final Surviving Entity, as the case may be, to (i) retain the books and records relating to the Company relating to periods prior to the Closing, and (ii) afford the Shareholder Representative reasonable access (including the right to make, at the expense of each applicable Shareholder, photocopies) during normal business hours, to such books and records; provided however that the Final Surviving Entity shall notify the Shareholder Representative in writing at least five (5) business days in advance of destroying any such books and records prior to the sixth (6th) anniversary of the Closing Date in order to provide the Principal Shareholders the opportunity to copy such books and records in accordance with this Section 5.2(b). No person by reason of this Section 5.2(b) shall have access to any trade secrets or classified information of the Company, Interim Surviving Corporation, Final Surviving Entity or Parent. Parent shall not be required to comply with any rights pursuant to this Section 5.2(b) with respect of any Shareholder whom Parent reasonably determines to be a competitor or an officer, employee, director or holder of more than one percent (1%) of a competitor. As a condition precedent to receiving any information pursuant to this Section 5.2(b), each Shareholder will be required to agree in writing (i) to be bound by the Confidential Disclosure Agreement, (ii) that the information received by them pursuant to this Section 5.2(b) is confidential and is for its use only, and (iii) to not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), unless Parent, Interim Surviving Corporation, or the Final Surviving Entity has made such information available to the public generally.
     5.3 Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby (the “Confidential Information”), shall be kept confidential and that the party receiving the Confidential Information (the “Recipient”), or any of its directors, officers, employees, agents, partners or advisors of such party (the “Representatives”), will not disclose the Confidential Information in any manner whatsoever and will undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information; provided, however, that it may make any disclosure of the Confidential Information to which the disclosing party gives its prior written consent. In the event that that Recipient or any of its Representatives are requested pursuant to, or required by, order, applicable law or regulation to disclose any of the Confidential Information, Recipient may disclose such confidential information, provided that the disclosing party is first provided with prompt written notice reasonably in advance (to the extent possible) of the disclosure of such confidential information by recipient so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.3.
     5.4 Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 5.6 hereof and in connection with the compliance with Section 5.20 hereof) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses provided, however, that the costs and expenses (i) to complete the Year End Financials, (ii) for review of any Interim Financials, (iii) to comply with SAS 100 and Regulation S-X, and (iv) to accommodate Parent’s Exchange Act requirements, in each case shall not be Third Party Expenses, and further provided that any costs relating to the termination of the Company’s 401(k) plan, as required by Parent shall not be Third Party Expenses. To the extent limited by the next sentence, Third Party Expenses shall also include the amount of federal, state, and local employment taxes (the “Employment Taxes”) paid by the Company, Parent, Interim Surviving Entity, or Final Surviving Entity (collectively the “Group”) (and for avoidance of doubt, not the portion of such taxes withheld from the employees) relating to the Bonus Payment paid to the Company’s employees. If the Closing occurs before January 1, 2008, (x) all Employment Taxes in excess of $100,000 shall be Third Party Expenses, and (y) if the Closing occurs on or after January 1, 2008, all Employment Taxes in excess of $100,000 shall be Third Party Expenses, provided, however, that for purposes of this clause (y), FICA Taxes shall be included as Employment Taxes only to the extent as follows: (1) if the respective employee’s anticipated aggregate taxable wages for 2007 (assuming the employee’s current salary is continued throughout the remainder of 2007, and assuming the bonuses set forth on Schedule 4.1(h) are paid before December 31, 2007) (the “2007 Wages”) exceed the maximum taxable income on which FICA Tax will be assessed in 2008 (the “FICA Cap”), no FICA Tax attributable to the portion of the Bonus Payment to be paid to such employee will be considered Employment Taxes, and (2) if the respective employee’s anticipated 2007 Wages are less than the FICA Cap, the FICA Tax attributable to the portion of the Bonus Payment to be paid to such employee that when added to the 2007 Wages are no greater than the FICA Cap will be considered Employment Taxes. Notwithstanding anything contained herein to the contrary, any expenses for any accounting studies relating to the accounting policies of the Company (including, without limitation, studies relating to revenue recognition) shall be the responsibility of Parent and the expenses, if any, of implementing the recommendation in such accounting studies and shall not be Third Party Expenses. The Company shall provide Parent with a statement of estimated Third Party Expenses incurred by the Company at least three (3) Business Days prior to the Closing Date in form reasonably satisfactory to Parent which statement shall be accompanied by invoices from the Company’s legal, financial, auditing and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Third Party Expenses (the “Statement of Expenses”). Any Third Party Expenses unpaid at or prior to Closing shall be paid by the Final Surviving Entity; provided, however, any Third Party Expenses incurred by the Company in excess of the aggregate estimated Third Party Expenses as set forth on the Statement of Expenses (“Excess Third Party Expenses”), shall be subject to the indemnification provision of Section 7.2 hereof and shall not be limited by or count towards the Threshold Amount (as defined in Section 7.4(a) hereof) or maximum amount of indemnification provided in Section 7.6(a) hereof.
     5.5 Public Disclosure.  No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of the Nasdaq Global Market. Notwithstanding the foregoing, on the date of this Agreement and on the Closing Date (a) the parties hereto shall release a mutually agreed upon joint press release, and (b) nothing in this Section 5.5 shall prohibit any Shareholder that is a private equity fund from disclosing the terms of the Merger and this Agreement to any current investor in such Shareholder or its Affiliate that would be required to keep such information confidential, in the ordinary course of such Shareholder’s or its Affiliate’s business.
     5.6 Consents.  The Company shall obtain all necessary consents, waivers and approvals listed in Section 5.6 of the Disclosure Schedule of any parties to any Contract required thereunder in connection with the Merger (including the Second Step Merger) or for any such Contracts to remain in full force and effect, as agreed upon by Parent and the Company, all of which are listed in Section 5.6 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts shall be deemed Third Party Expenses under Section 5.4 hereof.
     5.7 FIRPTA Compliance.  On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
     5.8 Reasonable Efforts; Regulatory Filings.
          (a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, it is expressly understood and agreed that (i) nothing in this Section 5.8 shall limit a party’s right to terminate this Agreement pursuant to Article VIII hereof, so long as such party has up to then complied in all material respects with its obligations under this Section 5.8; (ii) Parent shall have no obligation to litigate or contest, any Action or any order, including any suit, objection, requirement or other action by the United States Federal Trade Commission (the “FTC”), the United States Department of Justice, any other such governmental authority, or any private party with respect to the transactions contemplated hereby; and (iii) nothing in this Agreement will require, or be deemed to require, the parties to this Agreement to agree to sell, hold separate, divest, discontinue or limit, any assets, businesses or interest in any assets or businesses of Parent or the Company.
          (b) Within three (3) Business Days after the date of this Agreement, the Company and Parent each shall use reasonable best efforts to file with the FTC and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control Laws of any applicable jurisdiction, as reasonably agreed by the parties to be required. The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate such filings. The Company and Parent each shall expressly request early or accelerated termination of any applicable waiting period attendant to such filings, if available. Parent shall have responsibility for any required filing fees associated with the HSR and any other required filing.
          (c) Parent and the Company, acting through outside counsel, agree to coordinate and cooperate fully and promptly with each other in promptly responding to and/or exchanging information and providing assistance as the other party may reasonably request in connection with any government inquiries related to the transaction contemplated herein. Parent and the Company will (i) promptly notify the other party of any written or oral communication to that party or its affiliates from any governmental entity relating to the matters that are the subject of this Agreement and; (ii) to the extent practicable and permitted by law, provide in advance copies to the other of any information to be submitted to any governmental entity relating to the matters that are the subject of this Agreement and permit the other party to review and comment on any information to be submitted prior to its submission; (iii) not agree to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any governmental entity in respect of any filings, investigation or inquiry concerning the review, clearance or approval of any of the transactions contemplated hereby under the HSR Act or any similar applicable foreign laws unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate in such meeting; and (iv) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) drafted by or in conjunction with outside counsel between it and its Affiliates and its respective representatives on the one hand, and any governmental entity or members of such governmental entity’s staff on the other hand, concerning the review, clearance or approval of any of the transactions contemplated hereby under the HSR Act or any similar applicable foreign law, except to the extent prohibited by applicable law or the instructions of such governmental entity.
     5.9 Notification of Certain Matters.  The Company shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.9 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     5.10 Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

     5.11 New Employment Arrangements.
          (a) Parent or the Final Surviving Entity will offer pursuant to an offer letter substantially all of the Employees who are Employees at the Effective Time, “at-will” employment by Parent and/or the Final Surviving Entity, to be effective as of the Closing Date, upon proof of a legal right to work in the United States (each, an “Offer Letter”). Such “at-will” employment will: (i) be subject to and in compliance with Parent’s applicable policies and procedures, including, severance policies, employment background checks and the execution of an employee proprietary information agreement, governing employment conduct and performance, (ii) have terms, including the position, salary, and equity incentives (in the form of Parent Restricted Stock Units), which will be determined by Parent after consultation with the Company’s management, and (iii) include agreements providing for non-competition with the business of the Company, Parent and the Final Surviving Entity, non-solicitation of the customers and employees of the Company, Parent and the Final Surviving Entity following the termination of such employee, arbitration, and release of claims, as provided in the applicable Exhibits B-1, B-2 and B-3 hereto. Each employee of the Company who remains an employee of Parent or the Final Surviving Entity after the Closing Date shall be referred to hereafter as a “Continuing Employee.” Continuing Employees shall execute an Offer Letter and an Employee Proprietary Information, Inventions and Non-Competition Agreement (the “Employee Proprietary Information, Inventions and Non-Competition Agreements”). Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies and shall receive compensation and benefits substantially comparable to those of similarly situated employees of Parent.  Each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting under Parent’s employee benefit plans (other than any Parent equity-based awards) for years of service with the Company (or any of its Subsidiaries) prior to the Effective Time.  Parent will cause to be waived any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such Continuing Employee and their eligible dependents will participate, unless such conditions would not have been waived under the comparable plans of the Company in which such Continuing Employee participated immediately prior to Closing Date and will, upon receipt of proof from the employee, provide credit for any coinsurance and deductibles prior to the Effective Time but in the plan year which includes the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply for such plan year after the Effective Time.
          (b) The aggregate value of the Parent Restricted Stock Units in the Offer Letters of the Continuing Employees shall equal at least $12,000,000 as of the Closing Date (valuing such Parent Restricted Stock Units at the average of the closing price of the Parent Common Stock for the ten Business Days prior to the date of this Agreement). The Restricted Stock Units shall only be issued following the Effective Time, and only to Continuing Employees that have executed Offer Letters and Employee Proprietary Information, Inventions and Non-Competition Agreements. In the event that Parent terminates, without cause, Continuing Employees holding an aggregate of at least 10% of the Parent Restricted Stock Units within one (1) year of the Closing, Parent shall issue to remaining Continuing Employees an aggregate number of new Parent Restricted Stock Units equal to the aggregate amount of Parent Restricted Stock Units forfeited by such terminated Continuing Employees. The number of Parent Restricted Stock Units to be issued to each respective remaining Continuing Employee shall be determined by Thomas J. Chisholm after consultation with Parent as promptly as practicable after the one (1) year anniversary of the Closing. With respect to any Continuing Employee that is terminated by Parent without Cause (as defined in the applicable agreements) within one (1) year of Closing, the Parent Restricted Stock Units held by such terminated employee shall accelerate and vest as if such employee remained employed by Parent at the end of such one (1) year period. Notwithstanding the foregoing, no Parent Restricted Stock Units shall be issued which when taken with any other payments to an employee, in the absence of the 280G Shareholder Approval required by Section 5.14, would be considered a Section 280G Payment.
          (c) Notwithstanding anything in Article IV hereof to the contrary, after consultation with Parent, the Company shall declare and pay the Bonus Payment immediately prior to Closing. Notwithstanding the foregoing, no Bonus Payment shall be paid which when taken with any other payments to an employee, in the absence of the 280G Shareholder Approval required by Section 5.14, would be considered a Section 280G Payment.
          (d) As used in this Article V and Section 6.2 hereof, references to “employees of the Company” includes employees of the Company Subsidiaries, unless the context clearly otherwise indicates.
     5.12 Sale of Shares.  The parties hereto acknowledge and agree that the shares of Parent Common Stock issuable to the Shareholders in the Merger shall constitute “restricted securities” within the meaning of Rule 144 of the Securities Act and will be issued in a private placement transaction in reliance upon the exemption from the registration and prospectus delivery requirements of Section 5 of the Securities Act afforded by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The certificates evidencing the shares of Parent Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being “restricted securities” under the Securities Act, to comply with state and federal securities laws and, if applicable, to notice the restrictions on transfer of such shares.
     5.13 Termination of 401(k) Plan.  Effective as of the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such Affiliate, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date.
     5.14 Section 280G. The Company shall promptly submit to the shareholders of the Company for approval (in a manner satisfactory to Parent), by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (i) a vote of the shareholders of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the shareholder vote (the “280G Shareholder Approval”), or (ii) that the 280G Shareholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the shareholder vote.
     5.15 Financials.
          (a) The Company, prior to the Effective Time, shall use its reasonable best efforts to cause its auditors to prepare and deliver as promptly as practicable after the date hereof the Year-End Financials and the unaudited balance sheets as of September 30, 2007 and September 30, 2006, and the related unaudited statements of income, cash flow and stockholders’ equity for the nine month periods then ended (which shall be considered “Interim Financials” hereunder), all in a form compliant with Regulation S-X and, with respect to the Interim Financials, reviewed by the Company’s auditors in accordance with SAS-100. Parent shall use its reasonable best efforts to provide such assistance to the Company as is required and available only from Parent in order for the Company to complete the Required Financials (as defined below). Following delivery of the Required Financials, Parent shall be entitled to include the Required Financials in a registration statement or other filing made by Parent with the SEC.
          (b) The Company, prior to the Effective Time, and the Shareholder Representative, on or after the Effective Time, shall use reasonable best efforts to cause the Company’s auditors to deliver any opinions, consents, comfort letters, or other materials necessary for Parent to file the Year-End Financials and Interim Financials in a registration statement or other filing made by Parent with the SEC.
          (c) Within thirty (30) days following the last day of each fiscal quarter ending after September 30, 2007 and after the date of this Agreement, the Company shall deliver, or cause to be delivered, to Parent the unaudited balance sheet as of the last day of such fiscal quarter and as of the last day of the corresponding fiscal quarter from the prior fiscal year, and the related unaudited statement of income, cash flow, and stockholders’ equity for the three (3) month periods then ended, in each case reviewed by the Company’s independent accountants in accordance with SAS-100, and such quarterly financial statements shall be deemed “Interim Financials” under this Agreement.
          (d) The financial statements to be delivered pursuant to Section 5.15(a) and Section 5.15(c) hereof shall be referred to as the “Required Financials.”
     5.16 Acknowledgement; Closing Schedule.  No later than five (5) Business Days prior to the Closing Date, the Company shall deliver an updated Section 2.2 of the Disclosure Schedule detailing the capitalization of the Company as of the Closing (the “Closing Schedule”). Among other information required therein, the Closing Schedule shall set forth (i) the number of shares of Company Common Stock and Company Preferred Stock to be outstanding as of the Effective Date, (ii) the calculation of the amount of accrued dividends for each share of Company Preferred Stock, (iii) the amount of Additional Common Stock, (iv) the Class A Liquidation Value and the Class B Liquidation Value (detailing the components thereof), and (iv) such other information as Parent may reasonably request in order to determine the aggregate and per share Merger Consideration payable hereunder.
     5.17 Indemnification of Directors and Officers.
          (a) For six (6) years after the Effective Time, Parent shall, cause the Final Surviving Entity or the Surviving Entity, as the case may be, to indemnify and hold harmless the officers and directors of the Company as of immediately prior to the Effective Time (each a “Covered Person”) in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted under the Company’s bylaws in effect on the date hereof and under the Company’s Amended and Restated Certificate on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.
          (b) Parent shall purchase a directors’ and officers’ insurance “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers the Covered Persons, (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous, when taken as a whole, to those currently applicable to the Covered Persons, (iv) has a total cost of no more than $90,000, and (v) has a coverage effective date not later than the Closing Date, provided, however, that all rights to indemnification in respect of any claims (each a “D&O Claim”) asserted or made within the period referenced in Section 5.17(b)(i) shall continue until the disposition of such Claim.
          (c) The rights of each Covered Person under this Section 5.17 shall be in addition to any rights such person may have under the bylaws and under the Amended and Restated Certificate of the Company, in each case on the date hereof. These rights shall survive consummation of the First Step Merger and the Second Step Merger and are intended to benefit, and shall be enforceable by, each Covered Person.
     5.18 Charter Amendment. The Company shall promptly submit to the shareholders of the Company for approval (in a manner satisfactory to Parent), by such number of shareholders of the Company as is required by New Jersey Law, the Charter Documents and any agreements between the Company and its shareholders, an amended and restated certificate of incorporation or waiver or consent that provides, among other things, that (i) for purposes of calculating the value of any Parent Common Stock received at the Closing to determine whether the liquidation preferences of Company Preferred Stock are satisfied, such Parent Common Stock shall be valued at the Signing Price, (ii) the termination of the accrual of dividends on the Company Preferred Stock on the Signing Date, and (iii) the Merger Consideration will be calculated and distributed in accordance with the terms hereof (the “Charter Amendment”), and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that a vote of the shareholders of the Company was solicited in conformance with New Jersey Law, the Charter Documents and any agreements between the Company and its shareholders and the requisite shareholder approval was obtained with respect to the Charter Amendment.
     5.19 Additional Tax Matters.
          (a) Preparation and Filing of Returns.
               (i) Parent shall prepare and file at its expense, or shall cause to be prepared and filed, all Returns with respect to Company and the Company Subsidiaries for any tax period or portion thereof ending on or prior to the Closing Date (each, a “Pre-Closing Tax Period”) that are due after the Closing Date, and shall pay all amounts shown to be due thereon; provided, that Parent shall provide each such Return to the Shareholder Representative for its review and comment at least fifteen (15) Business Days prior to the date on which such Return is required to be filed, and Parent shall make changes to each such Return as are reasonably requested by the Shareholder Representative. Such Returns shall be prepared in a manner consistent with past practices, except as required by applicable law.
               (ii) Parent, the Final Surviving Entity (and their respective Subsidiaries and Affiliates) shall not amend any Returns with respect to the Company or any of the Company Subsidiaries for any Pre-Closing Period without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
          (b) Closing Date Course of Business. For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, Parent shall cause each of the Interim Surviving Corporation, Final Surviving Entity, the Subs, and the Company Subsidiaries to carry on business only in the ordinary course in the same manner as heretofore conducted, except to the extent such ordinary course was not, prior to the Closing, in accordance with applicable law; provided, that any income recognized by any of the foregoing entities, or any Tax liability with respect to such income, by reason of a transaction occurring or deemed to occur on the Closing Date after the time of Closing shall not result in any breach of any Tax representation or indemnification obligation therefor by the Shareholders.
          (c) Cooperation on Tax Matters. Parent and the Shareholder Representative shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Returns, any Tax audits, Tax proceedings or other Tax-related claims, the authorization and execution of any appropriate powers of attorney to accomplish the foregoing. Such cooperation shall include, upon the Shareholder Representative’s request, providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 5.19(c). Parent and its Subsidiaries and Affiliates shall not destroy or dispose of any Tax work papers, schedules or other materials and documents supporting Returns of the Final Surviving Entity, the Company and the Company Subsidiaries for Pre-Closing Periods until the seventh (7th) anniversary of the Closing Date, without the prior written consent of Shareholder Representative, and before any disposition or destruction of such materials at any time, Parent shall give the Shareholder Representative not less than thirty (30) Business Days notice as well as the opportunity to take possession of such materials and documents.
          (d) Interaction with Article VII. Notwithstanding any provision herein to the contrary, to the extent that a provision of this Section 5.19 directly conflicts with a provision of Article VII, this Section 5.19 shall govern.
     5.20 Termination of Employment Agreement.  Prior to the Effective Time, the Company shall terminate the rights of Andre Zirkler under that certain Executive Employment Agreement, dated March 1, 2003, between Andre Zirkler and Viecore Federal System Division, Inc. to the “Long Term Incentive Bonus” provided therein, and the “put” and “call” rights in connection with the Long Term Incentive Bonus. Any costs incurred by the Company in connection with the termination of the right to the Long Term Incentive Bonus under such agreement shall be considered “Third Party Expenses” hereunder. The Company may allocate a portion of the Bonus Payment and/or Parent Restricted Stock Units contemplated by Section 5.11 as consideration for the termination of such agreement. If a portion of the Bonus Payment and/or Parent Restricted Stock Units are so allocated, such payment or issuance shall not be deemed Third Party Expenses.
ARTICLE VI
CONDITIONS TO THE FIRST STEP MERGER
     6.1 Conditions to Obligations of Each Party to Effect the First Step Merger.  The respective obligations of the Company and Parent to effect the First Step Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order

(whether temporary, preliminary or permanent) which is in effect and which has the effect of making the First Step Merger illegal or otherwise prohibiting consummation of the First Step Merger.
          (b) Governmental Approval. Necessary approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any), other than in relation to any Government Contracts, shall have been obtained.
          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the First Step Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.
          (d) Litigation. There shall be no material Action pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.
          (e) Shareholder Approval. Shareholders constituting the Sufficient Shareholder Vote shall have approved this Agreement, and the transactions contemplated hereby, including the Merger and the appointment of the Shareholder Representative.
          (f) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any comparable notification statutes of foreign jurisdictions where the parties have made such notification shall have been terminated or shall have expired.
          (g) Charter Amendment. The Charter Amendment shall have been duly authorized, executed and, unless the Charter Amendment is accomplished through a waiver or consent, filed with and accepted by the Department of Treasury, Division of Revenue of the State of New Jersey, and no further amendments to the Company Charter or Charter Amendment shall be in effect.
     6.2 Conditions to the Obligations of Parent and Sub I.  The obligations of Parent and Sub 1 to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub I:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects

          (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 5.6 to this Agreement as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.
          (c) Intentionally Omitted.
          (d) Employees.
               (i) At least ninety percent (90%) of the employees set forth on Schedule 6.2(d)(i) (each a “Key Employee”) (1) shall have signed an Offer Letter accepting employment with Parent or the Final Surviving Entity on or prior to the Effective Time and such agreements shall be in full force and effect as of the Effective Time, (2) shall still be on the job and performing his usual and customary duties for the Company immediately before the Effective Time, and (3) shall have signed an Employee Proprietary Information, Inventions and Non-Competition Agreement in the form attached hereto as Exhibit B-3, that is effective immediately following the Effective Time.
               (ii) At least seventy-five percent (75%) of the employees of the Company, who are not Key Employees, who have been extended offers of employment by Parent (1) shall have signed an Offer Letter accepting employment with Parent or the Final Surviving Entity, on or prior to the Closing Date and such offer letter shall be in full force and effect as of the Effective Time, (2) shall still be on the job and performing his or her usual and customary duties for the Company immediately before the Effective Time, and (3) shall have signed an Employee Proprietary Information, Inventions and Non-Competition Agreement in the form attached hereto as Exhibit B-2, that is effective immediately following the Effective Time.
               (iii) Thomas J. Chisolm (1) shall have signed an Offer Letter accepting employment with Parent or the Final Surviving Entity on the date hereof and such agreement shall be in full force and effect as of the Effective Time, (2) shall still be on the job and performing his usual and customary duties for the Company immediately before the Effective Time, and (3) shall have signed an Employee Proprietary Information, Inventions and Non-Competition Agreement in the form attached hereto as Exhibit B-1, that is effective immediately following the Effective Time.
          (e) Intentionally Omitted.
          (f) Intentionally Omitted.

          (g) Intentionally Omitted.
          (h) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect since the date of this Agreement.
          (i) Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of the Company and any Company Subsidiary effective as of the Effective Time.
          (j) Company Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been modified or revoked.
          (k) Certificate of the Company. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:
               (i) all representations and warranties made by the Company and the Company Subsidiaries in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time;
               (ii) all covenants and obligations under this Agreement to be performed or complied with by the Company on or before the Closing have been so performed or complied with in all material respects; and
               (iii) the conditions to the obligations of Parent and Sub I set forth in this Section 6.2 have been satisfied in full (unless otherwise waived in accordance with the terms hereof).
          (l) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, and (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors), and (iii) that the Shareholders constituting the Sufficient Shareholder Vote have approved this Agreement and the consummation of the transactions contemplated hereby.
          (m) Certificates of Good Standing. Parent shall have received a long-form certificate of good standing from the Department of Treasury, Division of Revenue of the State of New Jersey with respect to the Company, a long-form certificate of good standing from the

Secretary of State of each respective jurisdiction of incorporation with respect to each Company Subsidiary, and a good standing certificate from each jurisdiction in which the Company is qualified to do business, each of which to be dated within a reasonable period prior to Closing with respect to the Company.
          (n) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.
          (o) Valid Private Placement. The issuance of Parent Common Stock in connection with the Merger shall qualify, as reasonably determined by Parent, as a valid exemption from the registration and prospectus delivery requirements of Section 5 of the Securities Act as a valid private placement under Rule 506 of Regulation D under the Securities Act.
          (p) Financial Statements. Parent shall have received: (i) a schedule of the Company’s Liabilities, dated as of a date not more than five (5) Business Days prior to the Closing Date, in a form reasonably satisfactory to Parent, (ii) the Required Financials, and (iii) a letter from the Company’s auditors to the effect that they know of no reason why they would not deliver consent to file the Required Financials with the SEC or incorporate the Required Financials into a Registration Statement or deliver a comfort letter, if requested, to an underwriter in connection with a public offering of Parent’s securities.
          (q) Exercise or Termination of Company Options. Parent shall have received evidence reasonably satisfactory to it that all outstanding Company Options shall have been exercised in full or terminated immediately prior to the Effective Time.
          (r) Termination of 401(k) Plans. Unless Parent has explicitly instructed otherwise pursuant to Section 5.13 hereof, Parent shall have received from the Company evidence reasonably satisfactory to Parent (i) that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be, (the form and substance of which shall have been subject to review and reasonable approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 5.13 hereof, and (ii) a reasonable estimate of the amount of any charges and/or fees expected to be incurred in connection with the termination the 401(K) plans.
          (s) Legal Opinion Parent shall have received a legal opinion from the legal counsel to the Company, substantially in the form attached hereto as Exhibit D.
          (t) Section 280G Payments. With respect to any payments or benefits that Parent determines may constitute a Section 280G Payment, the shareholders of the Company shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Section 280G Payments or shall have disapproved such payments and/or benefits, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to any Section 280G Payments.
     6.3 Conditions to Obligations of the Company.  The obligations of the Company and each of the Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and the Subs in this Agreement (other than the representations and warranties of Parent and the Subs as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) each of Parent and the Subs shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.
          (b) Certificate of Parent. Company shall have received a certificate, validly executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing:
               (i) all representations and warranties made by Parent and the Subs in this Agreement (other than the representations and warranties of Parent and the Subs as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time; and
               (ii) all covenants and obligations under this Agreement to be performed by Parent and the Subs on or before the Closing have been so performed in all material respects.
          (c) Parent Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Parent Material Adverse Effect since the date of this Agreement.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     7.1 Survival of Representations, Warranties and Covenants.  The representations and warranties of the Company contained in this Agreement, or in any certificate or other instruments delivered pursuant to this Agreement, shall survive for a period of fifteen (15) months following the Closing Date (the expiration of such fifteen (15) month period, the “Survival Date”), provided, however, that the Limited Section 2.2 Representations (as defined in Section 7.2(c)) shall survive to the extent set forth in Section 7.2(c) until the expiration of the applicable statute of limitations, and provided further, however, that if, at any time prior to the close of business on the fifteen (15) month anniversary of the Closing Date, an Officer’s Certificate (as defined in Section 7.4(b) hereof) is delivered alleging Losses and a claim for recovery under Section 7.4 hereof, then the claim asserted in such notice shall survive the fifteen (15) month anniversary of the Closing Date until such claim is fully and finally resolved. The representations and warranties (but not the covenants) of Parent and the Subs contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the Registration Date.
     7.2 Indemnification.
          (a) Subject to the terms and conditions of this Agreement, the Principal Shareholders agree to indemnify and hold Parent and its officers, directors, and affiliates, including the Final Surviving Entity (the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs, and expenses, including reasonable attorneys’ fees and expenses of investigation and defense, but excluding punitive, special or consequential damages or diminution in value (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Final Surviving Entity), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement, (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement, (iii)  the amount of any Excess Third Party Expenses, or (iv) to the extent allocated in accordance with Section 1.7 hereof, the improper or alleged improper allocation of the Merger Consideration, Contingent Additional Cash Consideration, Contingent Cash Consideration, Equity Holdback or Cash Holdback (including any claims that the allocation of only cash to the Unaccredited Shareholders is improper). The Principal Shareholders shall not have any right of contribution from the Final Surviving Entity or Parent with respect to any Loss claimed by an Indemnified Party.
          (b) For all purposes of this Section 7.2, any Loss of any Indemnified Party shall be net of (i) any insurance or other recoveries actually received by the Indemnified Party or its affiliates in connection with the facts giving rise to the right of indemnification (after accounting for reasonable costs incurred to collect such insurance recoveries); and (ii) any tax benefits actually recognized by the Indemnified Party in the year of the indemnity claim and resulting from the incurrence or payment of such Loss.
          (c) Limited Section 2.2 Representation.
               (i) Notwithstanding anything contained in this Agreement to the contrary (but subject to the limitations contained in this Section 7.2(c)), any indemnification relating to a breach of Section 2.2(a) resulting from either (x) the inaccuracy of the ownership of Company Capital Stock or securities convertible into or exercisable for Company Capital Stock by a Principal Shareholder, or (y) a person claiming ownership of Company Capital Stock or securities convertible into or exercisable for Company Capital Stock transferred to such person from a Principal

Shareholder and not reflected in Section 2.2(a) of the Disclosure Schedule, shall not be limited to the Escrow Amount and such representation shall survive beyond the Survival Period until the expiration of the applicable statute of limitations, and the Principal Shareholders agree severally (namely the Principal Shareholder who has breached the Limited Section 2.2 Representation shall indemnify), but not jointly, to indemnify the Indemnified Parties for any such breach.
               (ii) Notwithstanding anything contained in this Agreement to the contrary (but subject to the limitations contained in this Section 7.2(c)), any indemnification relating to a breach of Section 2.2(a) resulting from a person claiming ownership of Company Capital Stock or securities convertible into or exercisable for Company Capital Stock not reflected in Section 2.2(a) of the Disclosure Schedule shall not be limited to the Escrow Amount and such representation shall survive beyond the Survival Period until the expiration of the applicable statute of limitations, and the Principal Shareholders agree severally, but not jointly, to indemnify the Indemnified Parties for any such breach based on their Pro Rata Portions.
               (iii) The indemnification obligations set forth in paragraphs (i) and (ii) above shall be referred to herein as the “Limited Section 2.2 Representations”. The liability of each Principal Shareholder pursuant to this Section 7.2(c) is limited to the amount of Merger Consideration received by such Principal Shareholder.
     7.3 Escrow Arrangements.
          (a) Escrow Fund.
               (i) Promptly after the Effective Time, Parent shall deposit with the Escrow Agent each Principal Shareholder’s Pro Rata Portion. The Parent Common Stock to be deposited in the Escrow Fund shall be represented by a single stock certificate registered in the name of Var & Co., as nominee of the Escrow Agent. Such deposit of the Escrow Amount (plus any New Shares (as defined in Section 7.3(c)(v) hereof), as well as any cash substituted for the Parent Common Stock in accordance with Sections 7.3(a)(iii)(1) and (2) shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Pro Rata Portion of each Principal Shareholder shall be as set forth on a schedule delivered by the Company to the Escrow Agent at Closing in a form previously approved by the Escrow Agent and Parent (the “Escrow Schedule”). Such Principal Shareholder’s right to receive its Pro Rata Portion shall be solely a right of such Principal Shareholder to receive payments as provided in this Section 7.3. Such Pro Rata Portion for each Principal Shareholder shall be deposited by Parent as, for this purpose, agent of the Principal Shareholders, who shall thereupon, without any act by them, be treated as having received from Parent under Section 1.7 hereof such Pro Rata Portion and then as having deposited such Pro Rata Portion into the Escrow Fund. The Escrow Fund shall be security for the indemnity obligations provided for in Section 7.2 hereof. The Escrow Fund shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. Interests in the Escrow Fund shall be non-transferable.
               (ii) On or prior to 12:00 p.m. local time at Parent’s headquarters on the first Business Day following the Registration Date, the Shareholder Representative shall notify Parent in writing by telephone, facsimile and by email that it has elected to (1) sell all of the Escrow Shares (subject to Section 7.3(a)(iii)(3)) (the “Registration Time Sale”), or (2) hold all of the Escrow Shares in the Escrow Fund until the Survival Date (the “Survival Date Sale”). If the Parent does not receive any notice by such time, for purposes of this Agreement, the Shareholder Representative shall be treated as having notified Parent in writing that it has elected the Registration Time Sale.
               (iii) If the Shareholder Representative has elected the Registration Time Sale, then the following shall occur:
                    (1) The Shareholder Representative shall use commercially reasonable efforts to cause an efficient and orderly manner, method and timing of such sale, using the procedure more fully described in 7.3(d) below. All cash proceeds from the sale of Escrow Shares under a Registration Time Sale shall be placed in escrow and shall thereafter be part of the Escrow Fund.
                    (2) If at the Registration Time, the Escrow Amount is greater than or equal to the Registration Escrow Value, then Parent shall deliver the Contingent Cash Escrow Amount, to the Escrow Agent, together with a written notice identifying the additional Escrow Amount, which along with the proceeds of the Registration Time Sale shall constitute the Escrow Fund.
                    (3) If at the Registration Time, the Escrow Amount is less than the Registration Escrow Value, then Parent shall prior to the Registration Time Sale, notify the Shareholder Representative and the Escrow Agent in writing and permanently retain, and each Principal Shareholder shall have no further rights whatsoever to, that amount of Escrow Shares equal to the Parent Escrow Equity Holdback Amount, as specified in the written notice. Any shares so retained shall thereafter not be deemed Escrow Shares and shall not be sold pursuant to Section 7.3(a)(iii)(1) hereof.
               (iv) If the Shareholder Representative has elected the Survival Time Sale, then the following shall occur:
                    (1) The Escrow Shares shall remain in the Escrow Fund as provided in this Article VII.
                    (2) At the Registration Time, Parent shall deliver to the Escrow Agent an amount of cash equal to the Escrow Share Percentage, multiplied by the Contingent

Additional Cash Consideration, together with a written notice identifying the additional Escrow Amount, which shall constitute part of the Escrow Fund.
                    (3) Subject to (5) below, if on the Survival Date, the Escrow Amount is greater than or equal to the Survival Date Value, then Parent shall deliver the Contingent Cash Escrow Amount to the Escrow Agent, together with a written notice identifying the additional Escrow Amount, which shall constitute part of the Escrow Fund.
                    (4) Subject to (5) below, if at the Survival Date, the Escrow Amount is less than the Survival Date Escrow Value, then Parent shall, on the Survival Date, notify the Shareholder Representative and the Escrow Agent in writing and permanently retain, and each Principal Shareholder shall have no further rights whatsoever to, that amount of Escrow Shares equal to the Parent Escrow Equity Holdback Amount, as specified in the written notice.
                    (5) If a pending claim exists on the Survival Date, the Shareholder Representative shall have the option of either maintaining shares of Parent Common Stock in the Escrow Fund in an amount equal to such pending claim (valued at the Survival Price) or liquidating shares held in the Escrow Fund in an amount equal to such pending claim (valued at the Survival Price), and the cash proceeds from such sale shall be retained in the Escrow Fund and held in accordance with this Article VII. Notwithstanding paragraphs (3) and (4) above, a portion of the Contingent Cash Escrow Amount or the Parent Escrow Equity Holdback Amount, as the case may be, shall initially not be distributed to the Escrow Agent or permanently retained by Parent, as the case may be. Such portion not so initially distributed or retained shall equal the Contingent Cash Escrow Amount or the Parent Escrow Equity Holdback Amount, as the case may be, multiplied by (x) the number of shares of Parent Common Stock retained in the Escrow Fund or liquidated as provided above to be held in reserve in connection with any pending claim, divided by (y) the total number of shares of Parent Common Stock in the Escrow Fund on the Survival Date. Once a final determination is made as to whether Parent is entitled to recover Losses in connection with such pending claim, the portion of the Contingent Cash Escrow Amount or the Parent Escrow Equity Holdback Amount, as the case may be, initially not distributed or retained shall be allocated to Parent based on the proportion that the finally determined Losses bear to the amount of the pending claim as of the Survival Date, and the remainder (if any) shall be allocated to the Principal Shareholders.
          (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., local time at Parent’s headquarters, on the Survival Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount of unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent and the Shareholder Representative prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date. Subject to Section 7.3(a)(iv)(5), as soon as all such claims have been resolved in accordance with Section 7.4, the Escrow Agent shall deliver to the Principal Shareholders the remaining portion of the shares, and if applicable, any cash, in the Escrow Fund not required to satisfy such claims. Deliveries of amounts of shares, and if applicable, cash, out of the Escrow Fund to the Principal Shareholders pursuant to this Section 7.3(b) shall be made in proportion to their respective initial Pro Rata Portions (and in the same form as initially deposited) with the amount of (i) shares delivered to each Principal Shareholder rounded down to the nearest whole number of shares of Parent Common Stock and, (ii) if applicable, cash delivered to each Principal Shareholder rounded down to the nearest cent. Any distribution of all or a portion of the Parent Common Stock to the Principal Shareholders shall be made by delivery of the stock certificate held by the Escrow Agent representing the Parent Common Stock to the Parent, endorsed for transfer, with instruction to the Parent to transfer and issue, or cause its transfer agent to transfer and issue, the aggregate number of shares of Parent Common Stock being distributed, allocated among the Principal Shareholders based upon such Principal Shareholder’s Pro Rata Portion, in each case by issuing to each such Principal Shareholder a stock certificate representing such allocated shares, registered in such Principal Shareholder’s name set forth on the Escrow Schedule and mailed by first class mail to such Principal Shareholders’ address set forth on the Escrow Schedule (or to such other address as such Principal Shareholder may have previously instructed the Escrow Agent in writing); and, if less than all the then remaining shares of Parent Common Stock are to be so distributed and transferred, the Escrow Agent shall instruct the Parent to issue and return to the Escrow Agent (or its nominee, if the Escrow Agent shall so instruct) a stock certificate representing the remaining shares of Parent Common Stock. The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the Parent in connection with the foregoing.
          (c) Protection of Escrow Fund.
               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Section 7.3(c).
               (ii) Each of the Principal Shareholders shall have voting rights with respect to the shares of Parent Common Stock contributed to and held in the Escrow Fund on behalf of such Principal Shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). The Escrow Agent shall from time to time deliver such proxies, consents and other materials and documents to the Shareholder Representative as may be necessary to enable the Principal Shareholders to exercise such voting rights, and the Shareholder Representative shall instruct the Principal Shareholders to return any instructions with respect to such voting rights to the Shareholder Representative, who shall tabulate all votes received by the Principal Shareholders and shall vote on their behalf in accordance with the instructions given by each such Principal Shareholder. In the absence of instructions by any such Principal Shareholder, the Shareholder Representative shall not vote any of the shares held on behalf of such Principal Shareholder.
               (iii) The Parent, Shareholder Representative and the Principal Shareholders agree that the Parent shall be solely responsible for providing, at their cost and expense, any certification, opinion of counsel or other instrument or document necessary to comply with or satisfy any transfer restrictions to which the Parent Common Stock is subject, including without limitation any opinion of counsel required to be delivered pursuant to any restrictive legend appearing on the certificate evidencing the Parent Common Stock in connection with any distribution of Parent Common Stock to be made by the Escrow Agent under or pursuant to this Agreement. Any such opinion of counsel shall include the Escrow Agent as an addressee or shall expressly consent to the Escrow Agent’s reliance thereon.
               (iv) Any cash portion, if applicable, of the Escrow Fund shall be invested in the Escrow Agent’s “Insured Money Market Account” (“IMMA”), as described in Exhibit E hereto, and any interest paid on such cash shall not be added to the Escrow Fund and such amount shall be distributed to the Principal Shareholders on a quarterly basis. The Escrow Agent shall have no liability for any investment losses suffered absent gross negligence or willful misconduct.
               (v) Cash dividends, and any non-cash taxable dividends or distributions (other than New Shares as defined below), on any shares of Parent Common Stock in the Escrow Fund, or any interest on cash held in the Escrow Fund, shall not be added to the Escrow Fund, but rather shall be distributed to the Principal Shareholders according to their respective Pro Rata Portions, and shall not become a part of the Escrow Fund. Any shares of Parent Common Stock or other equity securities issued or distributed by Parent after the Effective Time (including shares issued upon a nontaxable stock split) (“New Shares”) in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to, and become a part of, the Escrow Fund. The parties hereto (other than the Escrow Agent) agree that the Principal Shareholders are the owners of any stock in the Escrow Fund. The parties hereto (other than the Escrow Agent) agree that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for tax purposes as earned by the Principal Shareholders. The Escrow Agent shall report to the Principal Shareholders on Form 1099 any income earned from the investment of cash, if any, in the Escrow Fund, and the Principal Shareholders shall be responsible for any Taxes due with respect thereto. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.
               (vi) The Principal Shareholders hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent, upon the execution and delivery of this Agreement. The parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Fund.
          (d) Sale of Escrow Shares
               (i) In connection with any sale of the Escrow Shares pursuant to Section 7.3 of this Agreement, the Escrow Agent shall be entitled to receive and rely upon, prior to taking action in that regard, written direction from the Shareholder Representative as to the manner and method to be undertaken in carrying out such sale, including without limitation written direction (1) identifying the number of shares to be sold, (2) requesting the Escrow Agent to use a brokerage firm identified by the Shareholder Representative therein, or requesting the Escrow Agent to use its affiliated brokerage service, and (3) setting forth any necessary or special instructions with respect to the sale (including any stop loss or minimum price per share instruction); and the Shareholder Representative shall execute and deliver any instruments reasonably required by the Escrow Agent in order to carry out such sale or liquidation.
               (ii) The Escrow Agent shall have no responsibility in connection with such sale other than to make delivery of the Escrow Shares to the selected brokerage firm, with instruction (including any special instruction provided by the Shareholder Representative), and to receive and deposit into the Escrow Account (to be administered and distributed in accordance with this Agreement) as part of the Escrow Fund, any net sale proceeds received therefrom. The Escrow Agent shall have no duty or obligation to determine or accomplish compliance with any applicable transfer restrictions; and it shall be the sole obligation of the party directing such sale to take any remaining actions, and to provide or deliver any necessary instruments or opinions (at its expense) necessary to comply with applicable transfer restrictions or applicable securities laws. The Escrow Agent shall have no liability for any actions or omissions of any such brokerage firm, and shall have no liability for the price or execution achieved. Without limiting the generality of the foregoing, the Shareholder Representative expressly acknowledges that (a) the Escrow Shares may be sent to a transfer agent to be reissued in saleable form, (b) the Escrow Shares may contain or be subject to transfer restrictions that may limit their marketability and impose restrictions upon the number or types of purchasers to whom they can be offered or sold, and (c) the Escrow Agent shall have no liability for any failure or delay (or any price change during any such delay) on the part of the Shareholder Representative or any transfer agent, or caused by any necessary registration or delivery procedures, or compliance with any applicable transfer restrictions involved in the transfer of such Escrow Shares.
               (iii) The Escrow Agent shall be entitled to contract with any brokerage firm (which may be selected by the Escrow Agent without liability on its part, taking into consideration any brokerage firm requested by the Shareholder Representative, as provided above), which may be affiliated with the Escrow Agent, and may enter into any such contract on a “best efforts” basis with the brokerage firm. The Escrow Agent shall be indemnified hereunder for any costs, expenses and risks associated therewith or arising thereunder (other than resulting from its own gross negligence or willful misconduct), and the proceeds of any sale shall be net of all brokerage commissions and charges.
               (iv) The net sale proceeds of any such sale of Escrow Shares received by the Escrow Agent, less a Sales Administration Fee (as hereinafter defined) shall be apportioned among the Principal Shareholders in their Pro Rata Portion. The “Sales Administration Fee” shall mean a fee equal to five dollars ($5.00) per Principal Shareholder per day of sale, subject to a minimum of $500.00 (the “Minimum Sales Fee”). For purposes of determining whether the

Minimum Fee Limit has been reached, any individual sale (whether or not effected on the same day) shall be counted as a separate sales transaction, and the Sales Administration Fee shall be assessed each day any sale of shares is effected until the total number of shares directed to be sold are sold. As an example only, if a sale is requested that requires two separate trades effected over two business days, then the Sales Administration fee would be $5.00 per Principal Shareholder times the number of Principal Shareholders times two. This fee is intended to cover not only the expense of the sale, but also the resulting tax reporting required to be made to the Principal Shareholders.
     7.4 Indemnification Claims.
          (a) Threshold Amount. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 7.4(a), an Indemnified Party may not recover any Losses under clause (i) of Section 7.2(a) hereof unless and until one or more Officer’s Certificates (as defined below) identifying such Losses under clause (i) of Section 7.2(a) hereof in excess of $1,195,000 in the aggregate (the “Threshold Amount”) has or have been delivered to the Shareholder Representative and the Escrow Agent as provided in Section 7.4(b) hereof, in which case Parent shall be entitled to recover all Losses so identified without regard to the Threshold Amount from the first dollar of such Losses. Notwithstanding the foregoing, an Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to all (i) Losses incurred pursuant to clauses (ii), (iii), and (iv) of Section 7.2(a) hereof, and (ii) Losses resulting from any breach of representation or warranty contained in Section 2.2 (Company Capital Structure) hereof.
          (b) Claims for Indemnification. In order to seek indemnification under Section 7.2 hereof, Parent shall deliver an Officer’s Certificate to the Shareholder Representative and the Escrow Agent at any time on or before the last day of the Escrow Period; provided, however, that subject to the provisions of Sections 7.2(c), 7.4(c) and 7.4(d), Parent may seek and shall be entitled to indemnification outside of the Escrow Fund directly from the Principal Shareholders for (i) fraud, or (ii) a breach of the Limited Section 2.2 Representations following the expiration of the Escrow Period by delivering an Officer’s Certificate to the Shareholder Representative on or before the expiration of the applicable statute of limitations. Unless the Shareholder Representative shall have delivered an Objection Notice pursuant to Section 7.4(c) hereof, the Escrow Agent shall promptly, and in no event later than the thirtieth (30th) day after its receipt of the Officer’s Certificate, deliver to the Indemnified Party from the Escrow Fund an amount equal to the Loss set forth in such Officer’s Certificate. Any payment from the Escrow Fund to Indemnified Parties shall be made in Parent Common Stock, and cash, if applicable, in the same proportions as then contained in the Escrow Fund, and shall be deemed to have been made pro rata amongst the Principal Shareholders based on the aggregate amounts deposited into the Escrow Fund on each such Principal Shareholder’s behalf. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (i) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (ii) specifying in reasonable detail the individual items of

Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.
          (c) Objections to Claims for Indemnification. No such payment shall be made under Section 7.4(a) hereof if the Shareholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been received by Parent and the Escrow Agent prior to the expiration of the thirtieth (30th) day after its receipt of the Officer’s Certificate. Notwithstanding the foregoing, the Shareholder Representative and the Principal Shareholders hereby waive the right to object to any claims in respect of any Agreed-Upon Loss (as defined in Section 7.4(d)(vii) hereof). If the Shareholder Representative does not object in writing within such thirty (30) day period, such failure to so object shall be an irrevocable acknowledgment by the Shareholder Representative that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate, and payment in respect of such Losses shall thereafter be made in accordance with this Section 7.4.
          (d) Resolution of Conflicts; Arbitration.
               (i) In case the Shareholder Representative delivers an Objection Notice in accordance with Section 7.4(c) hereof (other than Agreed-Upon Losses as defined in Section 7.4(d)(vii) hereof), the Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
               (ii) If, after thirty (30) days after delivery of an Objection Notice, no such agreement can be reached after good faith negotiation, either Parent, on the one hand, or the Shareholder Representative on the other hand, may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Shareholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Shareholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If either party fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the other party.
               (iii) Any such arbitration shall be held in New York, New York, under the rules then in effect of the American Arbitration Association. All expenses relating to the arbitration

(but excluding each parties’ own expenses) shall be paid, including without limitation, the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be paid as follows: fifty percent (50%) by Parent and fifty percent (50%) by the Principal Shareholders on the basis of the Principal Shareholders’ respective Pro Rata Portions; provided, however, that each party shall bear its own respective expenses relating to the arbitration, including without limitation, legal and expert witness fees. The arbitrator or a majority of the three arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.
               (iv) The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement.
               (v) Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within ten (10) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.
               (vi) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute under this Article VII.
               (vii) This Section 7.4(d) shall not apply to claims made in respect of any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to Section 7.4(f)(vi) hereof or Section 7.4(f)(vii) hereof (each, an “Agreed-Upon Loss”). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.4(a) and Section 7.4(c) hereof.
          (e) Third-Party Claims. In the event Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this Article VII, Parent shall notify the Escrow Agent and the Shareholder Representative of such claim as soon as is practicable and in any event within thirty (30) days of the time that such Parent Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Shareholder Representative shall not affect the Parent Indemnified Party’s rights to indemnification hereunder except to the extent that the Principal Shareholders are materially prejudiced by such failure. If the Third Party Claim may result in a claim against the Escrow Fund, the Shareholder Representative, on behalf of the Principal Shareholders, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Shareholder Representative, no settlement of any such Third Party Claim with third party claimants shall be (i) determinative of the amount of Losses relating to such matter, and (ii) be agreed to unless it includes a full release of liability of the Principal Shareholders. In the event that the Shareholder Representative has consented to any such settlement, the Principal Shareholders shall have no power or authority to object to the amount of any Third Party Claim by Parent. Notwithstanding anything in this Agreement to the contrary, this Section 7.4(e) shall not apply to any third party claim that is the subject of an Agreed-Upon Loss.
          (f) Escrow Agent’s Duties.
               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Representative and are not inconsistent with the terms of this Agreement, or, in the reasonable opinion of Escrow Agent, will not result in additional obligations or liabilities to the Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent’s duties hereunder are ministerial in nature and shall not be deemed fiduciary. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.
               (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses (including losses resulting from liquidating a position in the IMMA), or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (1) any act or failure to act made or omitted in good faith, or (2) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.
               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Principal Shareholders on the basis of the Principal Shareholders’ respective Pro Rata Portions. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Principal Shareholders on the basis of the Principal Shareholders’ Pro Rata Portions.
               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Shareholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of New York or appeal to a court of competent jurisdiction to appoint a successor escrow agent and shall remain the escrow agent until such order is received. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.
               (ix) The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, or in carrying out any sale of the Escrow Fund permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.
               (x) The parties hereto acknowledge that, to the extent regulations of the Comptroller of the Currency, or other applicable regulatory entity, grant the parties the right to receive individual confirmations of security transactions at no additional cost, as they occur, the parties specifically waive receipt of such confirmations to the extent permitted by law. The Escrow Agent will furnish the parties hereto with periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent hereunder.
               (xi) Notwithstanding anything to the contrary, any provision seeking to limit the liability of the Escrow Agent shall not be applicable in the event such liability arises from the gross negligence or willful misconduct of the Escrow Agent.
               (xii) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Escrow Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.
          (g) Fees. All fees (including attorney’s fees) of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent previously delivered to Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.
          (h) Successor Escrow Agents. Any corporation or other entity into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or other entity to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.
     7.5 Shareholder Representative.
          (a) By virtue of the approval of the Merger and this Agreement by the requisite vote of the Shareholders, each of the Shareholders shall be deemed to have agreed to appoint TCB as its agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Shareholders to take all actions under this Agreement that are to be taken by the Shareholder Representative. The Shareholder Representative is authorized and empowered to take any and all actions which it believes are reasonably necessary or appropriate under this Agreement, including without limitation giving and receiving notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Shareholder or by any such Shareholder against any Indemnified Party or any dispute between any Indemnified Party and any such Shareholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a two-thirds (2/3) interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders. Without limiting the generality of the foregoing, the Shareholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof thereof in its capacity as Shareholder Representative.
          (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Expenses”). This indemnification shall survive termination of this Agreement. A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. The Shareholder Representative may in all questions arising under this Agreement seek advice of legal counsel, and for anything done, omitted or suffered in good faith by the Shareholder Representative in accordance with such advice, the Shareholder Representative shall not be liable to any Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Shareholder Representative.
          (c) Authorization. In no event shall the Shareholder Representative be liable hereunder or in connection herewith to any Shareholder for any indirect, punitive, special or consequential damages. Without limiting any other provision of this Section 7.5, the Shareholder Representative is authorized to, without limitation:
               (i) Give and receive all notices or documents given or to be given to Shareholder Representative pursuant hereto or in connection herewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;
               (ii) Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated hereby or thereby as the Shareholder Representative may in its sole discretion deem appropriate; and
               (iii) After the Effective Time, take such action as the Shareholder Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent or Merger Sub I, Merger Sub II contained in this Agreement or in any document delivered by Parent or Merger Sub I, Merger Sub II pursuant hereto; (B) taking such other action as the Shareholder Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Shareholder Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article VII and any waiver of any obligation of Parent or the Surviving Corporation.
          (d) Reasonable Reliance. In the performance of its duties hereunder, the Shareholder Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Shareholder or any party hereunder and (ii) assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
          (e) Orders. The Shareholder Representative is authorized, in its sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund. If any portion of the Escrow Fund is disbursed to the Shareholder Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Shareholder Representative is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Shareholder Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Shareholder or to any other person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled set aside or vacated.
          (f) Expenses of the Shareholder Representative. The Shareholder Representative shall be entitled to reimbursement of all expenses incurred in connection with its duties as Shareholder Representative hereunder from the Principal Shareholders based on their respective Pro Rata Portions. If a Principal Shareholder shall default in its obligations to reimburse the Shareholder Representative hereunder, the Shareholder Representative shall be entitled to withhold from distribution to the defaulting Principal Shareholder an amount equal to such defaulted obligation.
          (g) Irrevocable Appointment. Subject to Section 7.5, the appointment of the Shareholder Representative hereunder is irrevocable and any action taken by the Shareholder Representative pursuant to the authority granted in this Section 7.5 shall be effective and absolutely binding as the action of the Shareholder Representative under this Agreement.
     7.6 Maximum Payments; Remedy.

          (a) Except as set forth in Section 7.6(b) and Section 7.6(c) hereof, the maximum amount an Indemnified Party may recover from a Principal Shareholder individually pursuant to the indemnity set forth in Section 7.2 hereof for Losses shall be limited to the amounts held in the Escrow Fund with respect to such Principal Shareholder, and the maximum amount that may be recovered from Parent or the Subs for a breach of representations and warranties (but not covenants) pursuant to this Agreement shall be an aggregate amount equal to the Escrow Amount.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any party in respect of Losses arising out of any (i) fraud, (ii) willful and intentional breaches of covenants on the part of such party, (iii) the Limited Section 2.2 Representations as provided in Section 7.2(c). Subject to Section 7.2(c), any liability beyond the Escrow Fund pursuant to this Section 7.6(b)) shall be borne by the Principal Shareholders severally, and not jointly, up to the Merger Consideration received by each such Principal Shareholder.
          (c) Nothing herein shall limit the liability of the Company for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement or any Related Agreement if the Merger does not close.
     7.7 Treatment of Indemnity Payments; Miscellaneous. All payments made pursuant to this Article VII shall be treated as adjustments to the Merger Consideration for tax purposes and such agreed treatment shall govern for purposes of this Agreement. For purposes of this Article VII, subject to Section 7.3(a)(iv)(5), the Parent Common Stock held in the Escrow Fund shall be deemed to have a value equal to the average closing price of the Parent Common Stock for five trading days prior to the date of the final determination of a claim subject to an Officer’s Certificate.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination.  Except as provided in this Section 8.1 and Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
          (a) by unanimous agreement of the Company and Parent;
          (b) by Parent or the Company if the Closing Date shall not have occurred within one hundred eighty (180) days from the date hereof, provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the First Step Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;
          (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the First Step Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;
          (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the First Step Merger by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of any material portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any material portion of the business or assets of the Company or Parent as a result of the First Step Merger;
          (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Shareholders contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company and the Shareholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;
          (f) by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;
          (g) by Parent if (i) the Required Financials are not prepared and delivered by November 18, 2007, provided Parent shall have used its reasonable best efforts as provided in Section 5.15(a), or (ii) the Required Financials are delivered by November 18, 2007 but the opinions, consents or comfort letters referenced in Section 5.15(b) are not delivered within three (3) Business Days after requested by Parent in connection with the filing of a registration statement by Parent; or
          (h) by the Company if (i) the Required Financials are not prepared and delivered by November 18, 2007, provided the Company shall have used its reasonable best efforts as provided in Section 5.15(a), or (ii) the Required Financials are delivered by November 18, 2007 but the opinions, consents or comfort letters referenced in Section 5.15(b) are not delivered within three (3) Business Days after requested by Parent in connection with the filing of a registration statement by Parent, provided that the Company shall have used its reasonable best efforts to have caused its auditors to have delivered such opinions, consents or comfort letters.
     8.2 Special Termination.
          (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Closing, by Parent or Company if: (i) the Closing Equity Consideration Value is less than $61,500,000; (ii) the closing conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), and

6.2(f) shall have been satisfied; (iii) if the Company is seeking to terminate under this Section 8.2, the closing conditions set forth in Sections 6.1(e), 6.2(a), 6.2(b), 6.2(d) (substituting 65% for 75% in paragraph (ii) thereof, if the Termination Notice specifies that the Company has a reasonable basis to believe at least an additional 10% of Employees will execute the required documentation upon the Closing), 6.2(h), 6.2(j), 6.2(m), 6.2(n), 6.2(o), 6.2(p) and 6.2(t) shall have been satisfied, and the Termination Notice specifies that the Company is prepared to satisfy the remaining conditions of Section 6.1 and 6.2 not specified in clause (ii) or this clause (iii), (iv) if the Parent is seeking to terminate under this Section 8.2, the closing conditions set forth in Sections 6.3(a) and 6.3(c) shall have been satisfied and the Termination Notice specifies that the Parent is prepared to satisfy the remaining conditions of Section 6.3 not specified in this clause (iv); and (v) the party seeking to terminate this Agreement pursuant to this Section 8.2 has delivered written notice (the “Termination Notice”) to the other party of its intent to terminate this Agreement pursuant to this Section 8.2.
          (b) Any termination under this Section 8.2 shall be effective four (4) Business Days after delivery of the Termination Notice. Notwithstanding the foregoing, in the event that the Company delivers a Termination Notice to Parent, Parent may within two (2) Business Days of receipt of the Termination Notice, deliver written notice (the “Parent Cure Notice”) to the Shareholder Representative in which Parent agrees to pay the Contingent Additional Cash Consideration, if any, in accordance with Section 1.7 hereof. In the event Parent delivers a Parent Cure Notice, the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.2 and this Agreement shall remain in full force and effect.
     8.3 Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1 or Section 8.2 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company, or the Shareholders, or their respective officers, directors or stockholders/shareholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.3, 5.4 and 5.5 hereof, Article X hereof and this Section 8.3 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.
     8.4 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.4, the Shareholders agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Shareholders whether or not they have signed such amendment.
     8.5 Extension; Waiver.  At any time prior to the Closing, Parent, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.5, the Shareholders agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Shareholders whether or not they have signed such extension or waiver.
ARTICLE IX
REGISTRATION
     9.1 Filing and Effectiveness of Shareholder Registration Statement.  Parent shall use its commercially reasonable efforts to file a registration statement on Form S-3 (or other appropriate form if Form S-3 is not available) covering the resale to the public by the Shareholders of all shares representing the Equity Consideration (the “Shareholder Registration Statement”) with the SEC on or prior to the later of the (i) 7th day following the Closing Date, (ii)  7th day after the date all of the Required Financials are delivered to Parent, or (iii) the third (3rd) business day following the receipt and resolution of any comments provided by the Shareholder Representative pursuant to Section 9.2(d)(viii) hereof, provided however, that in each case, the Company’s auditors shall have delivered any consents necessary to file the Required Financials. If, despite using commercially reasonable efforts, Parent does not file the Shareholder Registration Statement within the time periods provided for in the prior sentence, Parent shall continue to use commercially reasonable efforts to file such registration statement as soon as practicable. Parent shall use its reasonable commercial efforts to cause the Shareholder Registration Statement to be automatically effective upon filing, or if automatic effectiveness is not available, to be declared effective by the SEC as soon as practicable and use its reasonable commercial efforts to assist the Selling Shareholders in allowing sales of shares representing Equity Consideration to occur pursuant to the Shareholder Registration Statement; provided that Parent shall not be required to make any filing with the SEC prior to the date that such filing otherwise would be due other than the Parent’s Form 8-K containing the required financial statements of the Company and the pro-forma financial statements required in connection with the Merger (the “Form 8-K”). Parent shall provide the Shareholder Representative with two (2) or more Business Days notice of its reasonable estimate of when the Registration Time will occur and shall notify the Shareholder Representative by telephone and email of the Registration Time within three (3) hours of the Registration Time. Parent shall cause the Shareholder Registration Statement to remain effective until the one (1) year anniversary of the Closing Date or such earlier time as all of the Equity Consideration covered by the Shareholder Registration Statement has been sold pursuant thereto. Parent shall pay the expenses incurred by it in complying with its obligations under this Article IX including, without limitation, all preparation, registration, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for Parent, accountants for Parent and other advisors or persons retained by Parent in connection with the filing of the Shareholder Registration Statement. In addition, Parent shall pay the reasonable expenses of counsel to the Selling Shareholders in connection with the Shareholder Registration Statement not to exceed $15,000. Parent shall not be responsible for (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Shareholders in connection with sales under the Shareholder Registration Statement, and (ii) the fees and expenses of any accountants retained by the Selling Shareholders.
     9.2 Limitations on Registration Rights.
          (a) Parent may, by written notice to the Shareholders, (i) delay the filing or effectiveness of the Shareholder Registration Statement, or (ii) suspend the Shareholder Registration Statement after effectiveness and require that the Shareholders immediately cease sales of the Equity Consideration pursuant to the Shareholder Registration Statement, in the event that (1) Parent is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Parent desires to keep confidential for business reasons, if Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Shareholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations, or (2) Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Shareholder Registration Statement would require Parent to file any information or materials with the SEC prior to the date that such information or materials otherwise would be required to be filed, other than the Form 8-K.
          (b) If Parent delays or suspends the Shareholder Registration Statement or requires the Shareholders to cease sales of Equity Consideration pursuant to Section 9.2(a) hereof, Parent shall, as promptly as practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Shareholder Registration Statement (with such Registration Statement staying effective and remaining effective for one (1) year as contemplated by Section 9.1 above) and/or give written notice to all Shareholders authorizing them to resume sales pursuant to the Shareholder Registration Statement. If as a result thereof the prospectus included in the Shareholder Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised prospectus with the notice to Shareholders given pursuant to this Section 9.2(b), and the Shareholders shall make no offers or sales of Equity Consideration pursuant to the Shareholder Registration Statement other than by means of such revised prospectus.
          (c) Notwithstanding the foregoing, Parent shall not suspend or delay the filing or effectiveness of the Shareholder Registration Statement pursuant to Section 9.2(a) hereof for more than sixty (60) days (a “Registration Delay Period”), and provided further that Parent shall not defer its obligation in this manner more than once in any twelve (12) month period.
          (d) Registration Procedures.
               (i) In connection with the filing by Parent of the Shareholder Registration Statement, Parent shall furnish to each Shareholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

               (ii) Parent shall use its commercially reasonable efforts to register or qualify all shares representing the Equity Consideration covered by the Shareholder Registration Statement under the securities laws of each state of the United States; provided, however, that Parent shall not be required in connection with this subparagraph to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.
               (iii) Parent shall notify all Shareholders when the Shareholder Registration Statement has become effective and anytime when resales must cease or may be resumed.
               (iv) Parent shall prepare and file with the SEC such amendments and supplements to such Shareholder Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act.
               (v) If Parent has delivered preliminary or final prospectuses to the Shareholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, Parent shall promptly notify the Shareholders and, if requested by Parent, the Shareholders shall immediately cease making offers or sales of shares representing the Equity Consideration under the Shareholder Registration Statement and return all prospectuses to Parent. Parent shall promptly provide the Shareholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Shareholders shall be free to resume making offers and sales under the Shareholder Registration Statement.
               (vi) Parent shall cause all Equity Consideration to be listed on each securities exchange on which similar securities issued by Parent are then listed.
               (vii) If necessary, Parent shall provide a transfer agent, registrar and CUSIP number for the Equity Consideration, in each case not later than the effective date of the Shareholder Registration Statement.
               (viii) Parent shall provide the Shareholder Representative with a draft of the Shareholder Registration Statement and a reasonable opportunity to review and provide comments to the Shareholder Registration Statement. The Shareholder Representative shall use commercially reasonable efforts to provide any comments to the Shareholder Registration Statement to Parent as promptly as practicable.
     9.3 Requirements of Shareholders.
          (a) The Shareholder Representative is authorized to (i) give and receive notices for and on behalf of the Shareholders in connection with this Article IX, (ii) deliver, as promptly as practicable after receipt from Parent, to the Shareholders the Selling Shareholder Questionnaires (as defined in Section 9.3(b)(i) hereof) in the form provided by Parent to the Shareholder Representative, and collect completed and duly executed Selling Shareholder Questionnaires from the Shareholders, and (iii) deliver and resolve any comments pursuant to and in compliance with Section 9.2(d)(viii) hereof.
          (b) Parent shall not be required to include any shares representing Equity Consideration held by a particular Shareholder in the Shareholder Registration Statement unless:
               (i) the Shareholder owning such Equity Consideration shall have delivered to the Shareholder Representative not later than the Closing Date, in writing such information regarding such Shareholder and the proposed sale of Equity Consideration by such Shareholder as Parent may reasonably request and as is customarily required in connection with the Shareholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities (“Selling Shareholder Questionnaire”). The Selling Shareholder Questionnaire shall include an agreement by the Shareholders to indemnify Parent and each of its directors and officers against, and hold Parent and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which Parent or such directors and officers may become subject by reason of any statement or omission in the Shareholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Shareholder furnished pursuant to this section (without regard to Section 7.6, provided, however, that in no event shall such indemnification by any Shareholder exceed the net proceeds received by such Shareholder from the sale of Equity Consideration pursuant to the Shareholder Registration Statement (the “Net Proceeds”); and
               (ii) the Shareholder Representative shall deliver to Parent all completed and executed Selling Shareholder Questionnaires as received. To the extent that any Selling Shareholder Questionnaires are delivered to Parent prior to the day before the Registration Date, Parent shall include the Equity Consideration represented by such Selling Shareholder Questionnaires in the Shareholder Registration Statement. To the extent any Selling Shareholder Questionnaires are delivered to Parent after such date, Parent shall either amend the Shareholder Registration Statement or file a supplement to the Shareholder Registration Statement in order to include the Equity Consideration represented by such Selling Shareholder Questionnaires in the Shareholder Registration Statement; provided, however, that Parent shall not be obligated to file more than one (1) amendment or supplement in any 30-day period.
          (c) Without regard to any payment limitations set forth in Section 7.6 which shall not apply to this Section 9.3(c), Parent shall indemnify and hold harmless each Selling Shareholder against any damages to which each Selling Stockholder may become subject, under the Securities Act or otherwise, insofar as such damages arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in the Shareholder Registration Statement, or any amendment or supplement thereto, or (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was not made in the

Shareholder Registration Statement in reliance upon and in conformity with written information furnished by any Selling Shareholder to Parent expressly for use therein.
     9.4 Assignment of Rights.
          (a) A Shareholder may not assign any of its rights under this Article IX except in connection with the transfer of some or all of such Shareholder’s Equity Consideration to (i) an immediate family member, a charitable trust, or to a trust for their benefit, or (ii) a tax exempt organization under Section 501(c)(3) of the Code, provided each such transferee agrees in a written instrument delivered to Parent to be bound by the provisions of this Article IX.
          (b) Notwithstanding the foregoing, upon the distribution of shares of Parent Common Stock received by Thoma Cressey Fund VI, L.P. and Thoma Cressey Friends Fund VI, L.P. (together “Thoma Cressey”) in connection with the transactions contemplated hereby by Thoma Cressey to (i) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners, or (ii) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with Thoma Cressey (each a “Permitted Transferees”), any Permitted Transferee shall, at their written request, be entitled to request to be included in the Shareholder Registration Statement as a selling shareholder, and Parent shall promptly amend or supplement the Shareholder Registration Statement to include such Permitted Transferee in such Shareholder Registration Statement (or if such request is received prior to the filing of the Shareholder Registration Statement to include such Permitted Transferee in such Shareholder Registration Statement, when filed). Each Permitted Transferee shall agree to be bound by the provisions of this Article IX, provided however that such Permitted Transferees shall not have any rights under this Article IX other than this Section 9.4(b).
ARTICLE X
GENERAL PROVISIONS
     10.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Sub, to:

Nuance Communications, Inc.
1Wayside Road
Burlington, MA 01803
Attention: Richard Palmer, Senior Vice President Corporate Development Jo-Anne Sinclair, Vice President and General Counsel
Facsimile No.: (781) 565-5001

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
1700 K Street NW, Fifth Floor
Attention: Robert Sanchez, Esq.
Facsimile No.: (202) 973-8899
Email: rsanchez@wsgr.com

Wilson Sonsini Goodrich & Rosati
Professional Corporation
1301 Avenue of the Americas, 40th Floor
New York, NY 10019-6022
Attention: Adam Dinow, Esq.
Facsimile No.: (212) 999-5899
Email: adinow@wsgr.com

(b)	if to the Company or the Shareholder Representative, to:

Thoma Cressey Bravo, Inc.
9200 Sears Tower
233 South Wacker Drive
Chicago, IL 60606
Attention: Carl D. Thoma
Facsimile No.: (312) 777-4421
Email: carl@tcb.com

with a copy to:

Seiden Wayne LLC
Two Penn Plaza East
Newark, NJ 07105-2249
Attention: John Oberdorf, Esq.
Facsimile No.: (973) 491-3443
Email: JJO@seidenwayne.com

and an additional copy to

Goodwin|Procter LLP 901 New York Avenue, N.W.
Washington, DC 20001
Attention: James A. Hutchinson, Esq.
Facsimile No.: (202) 346-4444
Email: JHutchinson@goodwinprocter.com

(c)	if to Escrow Agent

U.S. Bank National Association
Corporate Trust Services
225 Asylum Street, 23rd Floor
Hartford, CT 06103
Attention: Arthur Blakeslee
Ref: Nuance/Viecore Escrow
Telephone: (860) 241-6859
Facsimile: (866) 350-2126
     All notices required to be given by electronic mail shall be sent to the electronic mail address of the notified party as set forth in this Section 10.1 and shall be effective if sent by electronic mail, when directed to the electronic mail address set forth in this Section 10.1. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that each notice or document was received by such other person when it is received by the Escrow Agent.
     10.2 Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Where a reference is made to a Law, such reference is to such Law, as amended, and all rules and regulations promulgated thereunder, unless the context requires otherwise. For purposes of this Agreement, unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.
     10.3 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     10.4 Entire Agreement; Assignment.  This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, that certain Letter Agreement by and among the Parent and the Company dated as of April 14, 2007, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.
     10.5 Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     10.6 Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     10.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within New York County, State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the

State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     10.8 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     10.9 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     10.10 Customer Identification Program. Each of the parties hereto acknowledge receipt of the notice set forth on Exhibit F attached hereto and made part hereof and that information may be requested to verify their identities.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Parent, the Subs, the Company, the Shareholder Representative and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

NUANCE COMMUNICATIONS, INC.

By:	/s/ Paul Ricci

Name: Paul Ricci
Title: Chief Executive Officer

VIECORE, INC.

By:	/s/ Tom Chisolm

Name: Tom Chisolm
Title: Chief Executive Officer

VANHALEN ACQUISITION CORPORATION

By:	/s/ Paul Ricci

Name: Paul Ricci
Title: President

VANHALEN ACQUISITION LLC

By:	/s/ Paul Ricci

Name: Paul Ricci
Title: Manager
SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

SHAREHOLDER REPRESENTATIVE Thoma Cressey Bravo, Inc. As Shareholder Representative only
By:	/s/ Carl D. Thoma
	Name:	Carl D. Thoma
	Title:	Managing Partner

U.S. Bank National Association, as Escrow Agent:
By:	/s/ Arthur Blakeslee
	Name:	Arthur Blakeslee
	Title:	Vice President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER